UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DOLLAR TREE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

DOLLAR TREE, INC.

500 Volvo Parkway

Chesapeake, Virginia 23320

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

to be held on

Thursday, June 17, 2010

To Our Shareholders:

We will hold the annual meeting of shareholders of Dollar Tree, Inc. at The Westin Virginia Beach Town Center, 4535 Commerce Street, Virginia Beach, Virginia 23462 on Thursday, June 17, 2010 at 10:00 a.m. local time. Shareholders will consider and vote on the following:

•                  Four directors nominated by the Board of Directors;

•                  Management’s proposal to declassify the Board of Directors;

•                  Management’s proposal to increase authorized shares of common stock; and

•                  Any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 16, 2010 will receive notice of and be allowed to vote at the meeting.

Your vote is important to us. We encourage you to read the attached proxy statement then sign, date and return your proxy card in the enclosed envelope at your earliest convenience. Sending in your proxy card will not prevent you from voting your shares at the meeting, if you desire to do so.

BY ORDER OF THE BOARD OF DIRECTORS

James A. Gorry, III
Corporate Secretary

Chesapeake, Virginia
May 21, 2010

IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 17, 2010

The Company’s proxy statement and annual report to shareholders for the fiscal year ended January 30, 2010 are available at http://www.dollartreeinfo.com/investors/financial/annuals/

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Dollar Tree’s Board of Directors is soliciting your proxy to vote your shares at the annual meeting of shareholders. This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing these proxy materials on or about May 21, 2010 to all shareholders entitled to vote. The Dollar Tree 2009 Annual Report, which includes our financial statements, is being sent with this proxy statement.

The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone:  (757) 321-5000.

When and where is the annual meeting?

As shown in the Notice of Annual Meeting, the 2010 annual meeting of shareholders of Dollar Tree, Inc. will be held on Thursday, June 17, 2010, at The Westin Virginia Beach Town Center, 4535 Commerce Street, Virginia Beach, Virginia 23462 at 10:00 a.m. local time.

Who is entitled to vote at the meeting?

You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on April 16, 2010. Holders of record have one vote for each share held at the close of business.  At that time, there were 84,784,838 shares of Dollar Tree, Inc. common stock outstanding.  Votes will be tabulated by our transfer agent, Computershare.

What is the difference between a shareholder of record and a beneficial owner of shares held in “street name?”

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are a shareholder of record. If your shares are held in an account at a brokerage firm, bank, or similar institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct the institution on how to vote the shares held in your account.

How can I cast my vote?

Shareholder of Record

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card or vote over the telephone or the Internet.

•                  To vote in person, we will give you a ballot to vote your shares when you arrive at the meeting.

•                  To vote using the enclosed proxy card, simply complete, sign, date and return it promptly in the envelope provided. If you send more than one proxy card, then your shares will be voted in accordance with the proxy card bearing the latest date.

•                  To vote by Internet, go to www.investorvote.com/DLTR and follow the steps outlined on the secured website.

•                  To vote by telephone, dial toll free, 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. Follow the instructions provided by the recorded message.

Beneficial Owner

•                  To vote using the enclosed proxy card, simply complete, sign, date and return it promptly in the envelope provided. If you send more than one proxy card, then your shares will be voted in accordance with the proxy card bearing the latest date.

•                  To vote by Internet, go to www.proxyvote.com and follow the steps outlined on the secured website.

•                  To vote by telephone, dial toll free, 1-800-579-1639 (please note that beneficial shareholders may receive a different number based on their broker).

Shareholders who own their shares in street name are not able to vote at the annual meeting unless they have a proxy, executed in their favor, from the holder of record of their shares.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•                  FOR re-electing four members of the Board as Class III directors;

•                  FOR approving management’s proposal to declassify the Board of Directors; and

•                  FOR approving management’s proposal to increase the authorized shares of common stock.

Can I change my voting instructions before the meeting?

You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree, Inc. prior to the annual meeting or attending the annual meeting to cast your vote in person.

What constitutes a quorum requirement?

A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present in person or by proxy.

Who will count the votes?

A representative of Computershare, our transfer agent, will act as the Inspector of Election, determine the presence of a quorum and tabulate the votes.

What is the effect of abstentions and broker non-votes?

The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

Brokers may vote on routine matters but do not have discretionary power to vote your shares on “non-routine” matters unless the broker receives appropriate instructions from you. The election of directors is considered a “non-routine” matter. Due to recent rule changes, brokers will no longer be able to vote your shares with respect to the election of directors if you have not provided instructions. Therefore, we strongly urge you to vote your shares.

If I share an address with another shareholder and we receive only one paper copy of proxy materials, how can I obtain an additional copy of proxy materials?

In some cases, only one proxy statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You can notify our Corporate Secretary at our address on page 1 that you wish to receive a separate copy of the proxy statement in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. Each shareholder will receive voting instructions relative to their individual holdings, regardless of a shared address.

How can I obtain an additional proxy card?

If you lose, misplace or otherwise need to obtain a proxy card and you are a shareholder of record, you should contact Computershare at 1-800-622-6757 (US, Canada, Puerto Rico) or 781-575-4735 (non-US).

If you hold your shares of common stock in “street name” and therefore are not a shareholder of record, contact your account representative at the broker, bank or similar institution through which you hold your shares.

Where and when will I be able to find the voting results?

You can find the official voting results on our Form 8-K within four business days after the annual meeting.

Who pays for the costs of the proxy solicitations?

The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement for out-of-pocket expenses.

PROPOSAL NO. 1- ELECTION OF DIRECTORS

Directors and Nominees

Our Board of Directors is currently divided into three staggered classes for purposes of election.  One class is elected at each annual meeting of shareholders to serve for a three-year term.  Our current by-laws provide for twelve directors.

In August 2009, the Board of Directors unanimously voted to recommend at the 2010 annual meeting an amendment to Dollar Tree’s Articles of Incorporation to declassify the Board. If our shareholders approve the proposed amendment, directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at the 2010 meeting, will complete those terms. Beginning with the 2011 meeting, directors whose previous terms are expiring will be subject to election for a one-year term expiring at the next annual meeting.

At the 2010 annual meeting of shareholders, the terms of the following Class III directors are expiring: H. Ray Compton, Lemuel E. Lewis, and Bob Sasser. The Board proposes to nominate these three directors to be re-elected as Class III directors at the 2010 annual meeting of shareholders.  Also at this year’s meeting, our newly appointed Class III director, Conrad M. Hall, is required to stand for election. The Board originally appointed Mr. Hall to his seat on January 14, 2010. If so elected, the four Class III directors will hold office for a three-year term expiring at the annual meeting of shareholders held in 2013.

All other directors will continue in office following this annual meeting and their terms will expire in either 2011 (Class I) or 2012 (Class II). Provided that our shareholders approve the management proposal to amend the Articles of Incorporation to eliminate the classified structure, the entire Board will be elected annually beginning with the 2013 annual meeting.

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors.

Vote Required

Our directors are elected by a “plurality” vote.  The four nominees at the 2010 Annual Meeting of Shareholders receiving the greatest number of votes cast will be elected. Shares held by brokers that are not voted in the election of directors will have no effect.   In addition, we have adopted a corporate governance policy requiring each director-nominee to submit a resignation letter if he or she does not receive a majority of the votes cast.  See page 16 for more on this policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR.

INFORMATION CONCERNING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Nominees

H. Ray Compton Private investor; corporate director Member of the Nominating and Corporate Governance Committee; Member of the Compensation Committee Class III director

Mr. Compton, age 67, has been a director since 1986.  Mr. Compton was Executive Vice President from 1998 to 2002 and Chief Financial Officer from 1986 to 1998. He retired as a full-time employee in 2002 and became fully retired in 2004. From 1979 until 1991, he was employed in similar roles with K&K Toys, Inc. Prior to 1979, he was associated for 15 years with a manufacturing company in various accounting and management positions.

Having served as a director for almost twenty-five years and a former Chief Financial Officer, Mr. Compton brings to the Board a deep understanding of the company’s history and unique business model. In addition, Mr. Compton’s extensive experience in management, finance and accounting, coupled with his past service as Chairman of the Audit Committee for Hibbett Sports, Inc., is a vital asset to our Board.

Mr. Compton has been a director of Dollar Tree since 1986. He previously served on the Board of Hibbett Sports, Inc. from 1997 to 2005.

Conrad M. Hall Private investor; corporate director Class III director

Mr. Hall, age 66, served as the President and Chief Executive Officer of Dominion Enterprises, a leading media and marketing information services company from 2006 until his retirement in January 2009. Prior to 2006, he served as the President and Chief Executive Officer of Trader Publishing Company since April 1991. From 1989 to 1991, he served as the President of Landmark Target Media, Inc. Mr. Hall joined Landmark Communications, Inc. in 1970 where he held various senior positions, including Executive Vice President and Chief Financial Officer from 1985 to 1989. He also served as the Vice President of The Virginian-Pilot and The Ledger-Star division of Landmark from 1977 to 1981.

Mr. Hall’s experience as a former Chief Executive Officer and his demonstrated success in new business development will be of immense value to the Board, especially as we continue to evaluate growth opportunities. He also brings to the Board thirty years of operational expertise, extensive experience in information technology, strategic planning, human resources, and a solid financial background.

Mr. Hall became a director of Dollar Tree in January 2010. He previously served as a director for Dominion Enterprises and Landmark Communications, Inc. from 2006 through 2009. He also served on the Board of Trader Publishing Company from 1991 through 2006.

Lemuel E. Lewis Private investor; corporate director Member of the Audit Committee Class III director

Mr. Lewis, age 63, served as the Executive Vice President and Chief Financial Officer of Landmark Communications, Inc. from 2000 until his retirement in 2006. From 1981 to 2000, he held several other senior positions with Landmark Communications. He has been the Chairman of the Board for the Federal Reserve Bank of Richmond since 2008 and was the Chairman of its Audit Committee from 2005 to 2008.

Mr. Lewis brings to the Board many years of experience in accounting, finance, human resources, mergers and acquisitions, and business unit operations. The Board also benefits from his valuable financial experience as a former Chief Financial Officer and his service on other Boards, including the Audit Committee of Markel Corporation. In addition, our Board has determined that Mr. Lewis qualifies as an Audit Committee financial expert.

Mr. Lewis became a director of Dollar Tree in July 2007. He also serves on the Board of Markel Corporation. He previously served on the Board of Landmark Communications from 2006 through 2008.

Bob Sasser President and Chief Executive Officer Dollar Tree, Inc. Class III director

Mr. Sasser, age 58, has been Chief Executive Officer since 2004 and President since 2001.  He had been Dollar Tree’s Chief Operating Officer from 1999 to 2004. Previously, from 1997 to 1999, he served as Senior Vice President, Merchandise and Marketing of Roses Stores, Inc. From 1994 to 1996, he was Vice President, General Merchandise Manager for Michaels Stores, Inc. Prior to 1994, he held several positions at Roses Stores, Inc., ranging from Store Manager to Vice President, General Merchandise Manager.

Mr. Sasser’s demonstration of outstanding leadership skills, business acumen, commitment to excellence, and his major contributions to the company’s growth and success as the Chief Executive Officer of Dollar Tree, provides essential insight and guidance to our Board. In addition, the Board benefits from Mr. Sasser’s thirty-seven years of retail experience.

Mr. Sasser was elected to our Board in 2004.

Other Directors

Arnold S. Barron Private Investor; corporate director Member of the Compensation Committee Class II director

Mr. Barron, age 62, was the Senior Executive Vice President, Group President of The TJX Companies, Inc. from 2004 until his retirement in January 2009. His employment with The TJX Companies began in 1979. He held the positions of Executive Vice President, Chief Operating Officer, The Marmaxx Group (2000-2004), Senior Vice President, Group Executive, TJX (1996-2000), Senior Vice President, General Merchandising Manager, T.J. Maxx (1993-1996). From 1979 to 1993, he held several other executive positions within The TJX Companies, Inc.

With more than thirty years of experience in senior management, operations and retail merchandising, Mr. Barron brings a tremendous combination of skills and experience spanning areas key to our business.

Mr. Barron became a director of Dollar Tree in March 2008. He also serves on the Board of rue21, inc.

J. Douglas Perry Chairman Emeritus Dollar Tree, Inc. Class II director

Mr. Perry, age 62, became Chairman Emeritus of the Board in 2001. He had been Chairman of the Board since 1986 when he co-founded Dollar Tree. He also served as Chief Executive Officer from 1986 to 1993. He retired as an employee and officer of the company in 1999. Until 1991, he was an executive officer of K&K Toys, Inc. which he, along with Mr. Brock, Mr. Compton and Mr. Perry’s father, built from the company’s original single store to 136 stores.

As the company’s co-founder, former Chairman and Chief Executive Officer, Mr. Perry brings to the Board vital leadership and executive management skills, as well as a deep understanding and knowledge about our business.

Mr. Perry has served on our Board since 1986.

Thomas A. Saunders III President, Ivor & Co., LLC Lead Independent Director; Chairman of the Nominating and Corporate Governance Committee Class II director

Mr. Saunders, age 73, has been the President of Ivor & Co., LLC, a private investment company, since 2000. He was a founder of Saunders Karp & Megrue Partners, L.L.C., (“SKM”) which controlled the SK Equity Fund, L.P., once a major investor in Dollar Tree.  SKM merged with Apax Partners in 2005. Before founding SKM in 1990, he was a Managing Director of Morgan Stanley & Co. from 1974 to 1989.  Mr. Saunders is the recipient of the 2008 National Humanities Medal and a recipient of the highest awards bestowed by the Marine Corps University Foundation, the New-York Historical Society, the Virginia Military Institute and the Darden Graduate School of Business at the University of Virginia.

Mr. Saunders brings to the Board valuable financial expertise, including extensive experience in investment banking and a solid understanding of the capital markets. As a company director for seventeen years and lead independent director for the past three years, Mr. Saunders also brings to the Board critical leadership skills and a deep understanding of our business. The Board also benefits from his service on the Nominating and Corporate Governance Committee and Compensation Committee of Hibbett Sports, Inc.

Mr. Saunders has been a Dollar Tree director since 1993.  He also serves on the Board of Hibbett Sports, Inc.

Carl P. Zeithaml Dean, McIntire School of Commerce University of Virginia Member of the Compensation Committee Class II director

Dr. Zeithaml, age 60, is the Dean of the McIntire School of Commerce at the University of Virginia. He is also a Professor in the Management Area specializing in strategic management.  He joined the McIntire School in 1997, after 11 years on the faculty in the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill.

Dr. Zeithaml provides the Board with expertise in strategic management with an emphasis on competitive strategy and corporate governance. He brings to the Board extensive educational experience and a strong understanding of risk management.

Dr. Zeithaml became a director of Dollar Tree in July 2007.

Macon F. Brock, Jr. Chairman Dollar Tree, Inc. Class I director

Mr. Brock, age 68, has been Chairman of the Board since 2001 and a director since 1986.  He served as the Chief Executive Officer from 1993 to 2003. From 1986, when he co-founded Dollar Tree, until 2001, he served as President.  Until 1991, he was an officer and director of K&K Toys, Inc.

As the company’s co-founder, Chairman of the Board and former Chief Executive Officer, Mr. Brock brings to our Board an intimate knowledge of our business and operations coupled with extensive experience in executive management.  His service on the Board also ensures that the Company’s unique culture and historical commitment to the core values of its customers is preserved. The Board also benefits from his service on the Board and Committees of other public companies.

Mr. Brock has served on our Board since 1986. He also serves on the Board of Lumber Liquidators, Inc. and rue21, inc. He previously served on the Board of Landmark Communications from 2004 through 2009.

Mary Anne Citrino Senior Managing Director, Corporate Advisory Services The Blackstone Group Member of the Audit Committee Class I director

Ms. Citrino, age 51, has been the Senior Managing Director in the Corporate Advisory Services group at The Blackstone Group, a global investment and advisory firm, since 2005. Previously, Ms. Citrino was employed at Morgan Stanley for over 20 years. During her years there, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and a Mergers and Acquisitions Analyst.

With more than twenty years of experience in investment banking, extensive experience in mergers and acquisitions, together with her competence in critical financial analysis and successful record in a variety of business dealings, Ms. Citrino brings essential skills and a unique perspective to the Board.

Ms. Citrino was appointed as a director of Dollar Tree in 2005. She also serves on the Board of Health Net, Inc.

Richard G. Lesser Private investor; corporate director Chairman of the Compensation Committee; Member of the Nominating and Corporate Governance Committee Class I director

Mr. Lesser, age 75, was Senior Corporate Adviser of the TJX Companies, Inc. from 2002 until his retirement in January 2005. He was Executive Vice President from 1991 to 2001 and Chief Operating Officer from 1994 to 1999. He was President of its Marmaxx Division (TJ Maxx and Marshalls) from 1995 to 2001. From 1981 to 1993, he held various executive positions within The TJX Companies, Inc.

Mr. Lesser’s distinguished career, three decades of retail industry experience, together with his past service on the Board and Committees of other large public retail companies, brings a wealth of industry experience and valuable insight to our Board.

Mr. Lesser has been a Dollar Tree director since 1999. He previously served on the Board of Directors of The TJX Companies, Inc. from 1995 through 2007, A.C. Moore Arts & Crafts, Inc. from 1993 through 2007 and Reebok International Ltd. from 1988 through 2005.

Thomas E. Whiddon Private investor; Advisory Director, Berkshire Partners, LLC Chairman of the Audit Committee Class I director

Mr. Whiddon, age 57, is an Advisory Director of Berkshire Partners, LLC (a private equity firm), and as such, has served in interim executive operating roles for various Berkshire portfolio companies since 2005. Previously, he was Executive Vice President of Lowe’s Companies, Inc. from 1996 until his retirement in 2003. During this time, he served as Executive Vice President of Logistics and Technology from 2000 to 2003 and Executive Vice President, Chief Financial Officer from 1996 to 2000. Prior to his tenure at Lowe’s, he served as the Chief Financial Officer and Treasurer of Zale Corporation from 1994 to 1996. From 1986 to 1993, he served as the Treasurer of Eckerd Corporation.

Having served as Chief Financial Officer and Treasurer of successful large public retail companies, coupled with his many years of experience in public accounting, Mr. Whiddon brings to our Board extensive financial expertise. In addition, our Board has determined that Mr. Whiddon qualifies as an Audit Committee financial expert. His service on the Board and a number of Committees of Carter’s Inc. and Sonoco Products Company, Inc. further enhances his contributions to our Board. He also brings a fresh perspective to Dollar Tree’s logistics and technology focus.

Mr. Whiddon has been a member of our Board since 2003. He currently serves as a director of Sonoco Products Company, Inc. and Carter’s Inc.

Executive Officers
(Other than those listed above)

Kevin S. Wampler Chief Financial Officer Dollar Tree, Inc.

Mr. Wampler, age 47, has been the Chief Financial Officer since December 2008. Prior to joining Dollar Tree, he served as Executive Vice President, Chief Financial Officer and Assistant Secretary for The Finish Line, Inc. from October 2003 to November 2008. Mr. Wampler held various other senior positions during his fifteen-year career at The Finish Line, including Senior Vice President, Chief Accounting Officer and Assistant Secretary from 2001 to 2003. Mr. Wampler, a Certified Public Accountant, was employed by Ernst and Young LLP from 1986 to 1993.

Gary M. Philbin Chief Operating Officer Dollar Tree, Inc.

Mr. Philbin, age 53, became Chief Operating Officer in March 2007. He previously served as our Senior Vice President of Stores since December 2001. He joined Dollar Tree from Grand Union, a New Jersey based grocery-store chain, where he held a number of positions including Chief Executive Officer prior to the company’s sale to C&S Wholesale Grocers. Prior to Grand Union, from 1996-1997, Mr. Philbin was the Executive Vice President of Operations and Merchandising for Cub Foods, a division of SuperValu. From 1993 to 1996, Mr. Philbin held the position of Senior Vice President of Merchandising for Walbaum’s, a division of A&P. He also held various positions in Store Operations and Merchandising over his twenty-year career with the Kroger Company, beginning in 1973.

Robert H. Rudman Chief Merchandising Officer Dollar Tree, Inc.

Mr. Rudman, age 59, has been Chief Merchandising Officer since June 2003.  Prior to joining Dollar Tree, he served as President/CEO and minority shareholder of Horizon Group USA from 2000. From 1996 to 2000, Mr. Rudman was President/CEO of his own consulting company, VQ International Inc.  From 1991 until 1996, Mr. Rudman was Executive Vice President/Chief Merchandise Officer of Michaels Stores.  Prior to joining Michaels, Mr. Rudman served in a number of positions in a wide variety of retail formats, gaining the majority of his experience in merchandise and marketing.

Stephen W. White Chief Logistics Officer Dollar Tree, Inc.

Mr. White, age 55, has been Chief Logistics Officer since April 2003. He was the Senior Vice President of Logistics from 1999 to 2003, Vice President of Logistics from 1995 to 1999 and Director of Transportation and Distribution from 1994 to 1995. Prior to joining Dollar Tree, he served as Director of Transportation and held various other positions at Ames Department Stores from 1986 to 1994. Prior to Ames, he held several transportation and supply chain positions with a number of companies, including Shell Oil Company and Eastern Airlines.

Mr. Brock is married to Mr. Perry’s sister. There are no additional family relationships among the directors and executive officers.

HOW NOMINEES TO OUR BOARD ARE SELECTED

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for consideration by the shareholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at http://www.dollartreeinfo.com/investors/corporate/. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.  A copy of the charter is available to all shareholders upon request, addressed to our Corporate Secretary at the address on page 1. All members of the committee are independent under the standards established by the NASDAQ Stock Market.

Our Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Shareholders may recommend candidates for Nominating and Corporate Governance Committee consideration by submitting such recommendation using the methods described under the “Shareholder Nominations for Election of Directors” section on page 10 and “Communicating with our Board Members” on page 17. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. Although a recommended individual may meet the minimum qualification standards, it does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a shareholder.

In evaluating candidates for election to the Board, our Nominating and Corporate Governance Committee shall take into account the qualifications of the individual candidate as well as the composition of the Board as a whole.

Among other things, the Committee shall consider:

•                  the candidate’s ability to help the Board create shareholder value,

•                  the candidate’s ability to represent the interests of shareholders,

•                  the business judgment, experience and acumen of the candidate,

•                  the need of the Board for directors having certain skills and experience,

•                  other business and professional commitments of the candidate, and

•                  the number of other boards on which the candidate serves, including public and private company boards.

Our Nominating and Corporate Governance Committee does not have a written diversity policy, however, it does give consideration to potential candidates who would represent diversity on the Board with respect to professional background, experience, expertise, age, gender, and ethnicity.

Our Nominating and Corporate Governance Committee identifies nominees in a number of ways. One method is the recommendation of a current member of the Board, who personally knows and has an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, whether personally known to a member of the Board or not. We may contact such persons from time to time to ask whether they would be willing to serve. If they are willing, then the Nominating and Corporate Governance Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Nominating and Corporate Governance Committee also from time to time engages search firms to assist the committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. As mentioned above, our Nominating and Corporate Governance Committee will consider recommendations from shareholders on the same basis as other candidates.

Shareholder Nominations for Election of Directors

Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice containing certain required information in a timely manner to our Corporate Secretary at the address on page 1. To be timely, the notice must be sent either by personal delivery or by United States certified mail, postage prepaid, and received no later than 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting. If no annual meeting was held in the previous year, or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice must be sent not less than 90 days before the date of the applicable annual meeting. The notice must contain the information required by our bylaws about the shareholder proposing the nominee and about the nominee. A copy of our bylaws can be found online at http://www.dollartreeinfo.com/investors/corporate/.

Each shareholder’s notice to the Corporate Secretary must include:

•                  the name and address of record of the shareholder who intends to make the nomination;

•                  a representation that the shareholder is a shareholder of record of our company’s capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•                  the class and number of shares of our capital stock beneficially owned by the shareholder; and

•                  a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

For each person nominated, the notice to the Corporate Secretary must also include:

•                  the name, age, business address and, if known, residence address, of the nominee;

•                  his or her principal occupation or employment;

•                  the class and number of shares of our capital stock beneficially owned by such person;

•                  any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended; and

•                  the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation

Director compensation is established by the Board of Directors and periodically reviewed.  Beginning with the June 2008 Annual Shareholder Meeting, the Board determined that each non-employee director —that is, every director other than Macon Brock and Bob Sasser - will receive an annual retainer of $100,000, payable quarterly in advance. In addition, the Audit Committee chair will receive $15,000 and Audit Committee members will receive $10,000; the other committee chairs and committee members will receive $7,500 and $5,000, respectively. The Lead Director will receive an additional $10,000.  The Board may also authorize additional fees for ad hoc committees, if any. Fees are paid quarterly in advance. We do not offer non-equity incentives or pension plans to non-employee directors.

Under our shareholder-approved 2003 Director Deferred Compensation Plan (DDCP), directors may elect to defer receipt of all or a portion of their board and committee fees to be paid at a future date in either cash or shares of common stock, or to defer all or a portion of their fees into non-statutory stock options. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred; whether and to what extent fees are to be deferred in cash or shares or paid in the form of options; in the case of deferral into cash or shares, whether the pay out shall be in installments or lump sum; and the date on which such pay out will commence. In the case of deferrals into options, the number of options to be credited is calculated by dividing the deferred fees by 33% of the closing price on the first day of each calendar quarter, which is the date of grant. The options bear an exercise price equal to the closing price on the date of grant and are immediately exercisable. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect (an average of 4.11% in 2009). See the Director’s Compensation Table below for a description of deferrals in the current fiscal year.

In 2007, the Board instituted a guideline requiring directors to hold Dollar Tree stock, not including stock options, equal to at least $100,000 in value, measured as of the date the stock was acquired, within four years of election by the shareholders.  As of April 16, 2010, all of our directors owned shares in excess of this amount.

In 2005, we entered into a consulting agreement with Mr. Perry that provides for annual fees of $30,000 to be paid to him and ensure his eligibility in our group health plans at his cost.  The agreement generally allows for termination by either of the parties upon thirty days’ written notice, except that if an agreement is terminated in connection with a change of control, the company is obligated to pay fees for the remainder of the consultant’s life.

Mr. Compton, who retired as a part-time employee in 2004 and as a full-time employee in 2002, has a post-retirement benefit agreement that provides for $30,000 to be paid to him annually and allows him to participate in our group health plans at his cost. Mr. Compton does not provide advisory services to the Company.

The following table shows compensation paid to each person who served as a director during fiscal year 2009. (Bob Sasser’s compensation information can be found on page 25 of this document).

Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($)(2)	Total ($)

Arnold S. Barron	$105,000	$0	$105,000

Macon F. Brock, Jr.	0	588,123	588,123

Mary Anne Citrino	108,750	0	108,750

H. Ray Compton	108,750	30,000	138,750

Conrad M. Hall (3)	0	0	0

Richard G. Lesser	112,500	0	112,500

Lemuel E. Lewis	110,000	0	110,000

J. Douglas Perry	100,000	30,000	130,000

Thomas A. Saunders III	116,875	0	116,875

Eileen R. Scott (3)	27,500	0	27,500

Thomas E. Whiddon	115,000	0	115,000

Alan L. Wurtzel (3)	29,375	0	29,375

Carl P. Zeithaml	105,000	0	105,000

(1)   This column shows amounts earned for retainers and fees, including fees paid for service on standing and ad hoc committees, not reduced for deferrals.

(2)   This column includes a post-retirement benefit paid to Mr. Compton and consulting fees paid to Mr. Perry, as more fully described in the narrative accompanying this table. In addition, see “Certain Relationships and Related Transactions” on page 35 of this proxy. This column also includes compensation paid to Mr. Brock, Chairman of the Board, for his services as an executive rather than a director. His overall compensation includes: base salary in the amount of $200,000; grant date fair market value in the amount of $348,480 for 8,000 performance-based restricted stock units granted on April 1, 2009; perquisites in the amount of $23,279; and profit sharing in the amount of $16,364.

(3)   Mr. Hall joined our Board of Directors in January 2010 and therefore did not receive fees for fiscal 2009. Mr. Wurtzel retired from the Board in June 2009 and Ms. Scott did not stand for re-election in June 2009.

The following table shows, for each of our non-employee directors, amounts deferred in fiscal year 2009 under our DDCP, the number of shares underlying those deferrals, and the aggregate number, as of January 30, 2010, of outstanding stock options, including those awarded prior to 2005 and options obtained through deferral of fees (all of which are fully vested), and deferred shares:

Name	Amounts Deferred in 2009 ($)(1)	Shares Underlying Amounts Deferred in 2009 (#)(2)	Total Deferred Shares (#)	Options Outstanding, including Options acquired through Deferral of Fees (#)	Total Shares Underlying Options and Deferred Amounts (#)

Arnold S. Barron	$52,500	1,154	3,675	0	3,675

Mary Anne Citrino	108,750	2,389	11,432	4,567	15,999

H. Ray Compton	0	0	0	6,000	6,000

Conrad M. Hall	0	0	0	0	0

Richard G. Lesser	112,500	1,236	8,052	25,500	33,552

Lemuel E. Lewis	110,000	2,417	7,353	0	7,353

J. Douglas Perry	0	0	557	18,000	18,557

Thomas A. Saunders III	116,875	7,782	0	66,818	66,818

Eileen R. Scott	6,250	143	2,818	0	2,818

Thomas E. Whiddon	0	0	0	12,000	12,000

Alan L. Wurtzel	29,375	674	0	25,500	25,000

Carl P. Zeithaml	52,500	1,154	2,976	0	2,976

(1)   This column shows the dollar amount of retainers and fees deferred in 2009 under the DDCP.  Directors may choose to defer a portion or all of their fees into a deferred cash account, common stock equivalents (which we call “deferred shares”) or options, as more fully described in the narrative in this section. Note that not all deferred amounts shown in this column are represented by underlying shares in the next column, to the extent that fees are deferred into a cash account. Mr. Lesser defers some of his fees into a deferred cash account. In 2009, we credited $8,743 in interest to Mr. Lesser’s deferred cash account, and $429 to Mr. Perry’s deferred cash account (to which he did not contribute in 2009).

(2)   Shares in this column represent deferred shares and in the case of Mr. Saunders, deferral into options. Compensation expense related to these options, valued by the same method as that used for option grants to employees, is recorded upon grant; $125,210 was recorded in 2009.

Meetings of the Board of Directors

The Board of Directors has scheduled four regular meetings in 2010 and will hold special meetings when company business requires. During 2009, the Board held six formal meetings and undertook action by unanimous consent on two occasions. Informational update calls are periodically conducted during the year. Each member of the Board attended at least 75% of all Board meetings and meetings of committees of which he or she was a member.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The memberships and functions of these committees are set forth below. The Board does not have a standing Executive Committee. Other committees may be established to consider non-routine matters as the Board deems necessary.

Audit Committee

The Audit Committee has three members:  Thomas Whiddon (Chairman), Mary Anne Citrino and Lemuel E. Lewis. The functions of this committee include:

•                  reviewing management’s assessment of our internal control over the financial reporting process;

•                  reviewing results of internal control testing related to Section 404 of the Sarbanes-Oxley Act of 2002;

•                  reviewing our quarterly and annual financial statements;

•                  reviewing the audit efforts of our independent auditors and internal audit department;

•                  reviewing related party transactions; and

•                  selecting the independent auditors and any independent counsel or other advisers it deems necessary.

The Audit Committee met in person or via teleconference eight times in 2009. In addition, the Chairman of the committee conducted periodic updates with the independent auditors and/or financial management.

Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission. In addition, our Board has determined that the chairman of our Audit Committee, Thomas Whiddon, and Audit Committee member Lemuel Lewis, by virtue of their careers serving as Chief Financial Officers for large companies as well as other experience, qualify them as “audit committee financial experts,” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

Report of the Audit Committee

The Audit Committee’s main purpose (in accordance with its written charter adopted by the Board of Directors) is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the company.

In connection with these responsibilities, the Audit Committee:

•                  met with management and the head of our internal audit department to discuss the company’s risk management, control, and governance processes;

•                  discussed with counsel our compliance with NASDAQ listing requirements and other securities regulations;

•                  met with management and KPMG LLP, our independent registered public accounting firm, to review and discuss the quarterly and annual financial statements of the company for the fiscal year ended January 30, 2010;

•                  discussed with KPMG the matters required by Statements on Auditing Standards No. 61 (Communication with Audit Committees) (as amended);

•                  discussed with KPMG the quality, not just the acceptability, of our accounting principles;

•                  received from KPMG written disclosures and the letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence;

•                  reviewed and approved KPMG’s fees for audit, audit-related and tax services; and

•                  discussed with KPMG any relationships that may impact their objectivity and independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 30, 2010 be included in the company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Mary Anne Citrino	Lemuel E. Lewis	Thomas E. Whiddon

Compensation Committee

The Compensation Committee has four members: Richard Lesser (Chairman), Arnold Barron, H. Ray Compton, and Carl Zeithaml.

The functions of this committee include:

•                  overseeing our compensation and benefit practices;

•                  establishing the compensation arrangements for our senior officers;

•                  administering our executive compensation plans and Employee Stock Purchase Plan;

•                  administering and considering awards under our stock- and equity-based compensation plans; and

•                  reviewing annually executives’ stock ownership levels to ensure compliance with the Company’s executive ownership policy.

The Compensation Committee met in person or via teleconference three times in 2009 and undertook actions by unanimous consent on one occasion. In addition, the Chairman engaged in numerous in-depth discussions with members of management.

The report of the Committee, together with our Compensation Discussion and Analysis and information regarding executive compensation, can be found beginning on page 18.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members:  Thomas A. Saunders III (Chairman), H. Ray Compton and Richard Lesser.  The committee changed its name from the Nominating Committee in March 2007. The purpose of this committee is to advise the Board of Directors on the composition, organization and effectiveness of the Board and its committees, and on other issues relating to the corporate governance of the company. The committee’s primary duties and responsibilities are to:

•                  recommend candidates to be nominated by the Board, including the re-nomination of any currently serving director, to be placed on the ballot for shareholders to consider at the annual shareholders meeting;

•                  if the Chairman of the Board is not independent, recommend an independent director to be considered by the Board to be appointed as Lead Director;

•                  recommend nominees to be appointed by the Board to fill interim director vacancies;

•                  review periodically the membership and Chair of each committee of the board and recommend committee assignments to the board, including rotation or reassignment of any Chair or committee member;

•                  monitor significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each director;

•                  lead the Board in its biennial performance evaluation;

•                  evaluate and administer our Corporate Governance Guidelines and recommend changes to the Board;

•                  review our governance structure;

•                  recommend policies for compensation and equity ownership guidelines for Board members who are not employees, as well as expense reimbursement policies;

•                  review annually the directors’ stock ownership levels to ensure compliance with our director target ownership policy; and

•                  monitor annually the education of Board members on matters related to their service on the Board.

The committee will also advise the Board on its composition, committees, structure, practices and self-evaluation.

The Nominating and Corporate Governance Committee met in person or via teleconference on six occasions in 2009. During 2009, the committee continued to review potential candidates for Board seats in order to further enhance the Board’s effectiveness.  For further information on the committee, its composition and procedures, please see the discussion beginning on page 9.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Independence

Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board of Directors from the management of our company. The following nine directors have been determined by our Board to be independent directors within the applicable listing standards of the NASDAQ Stock Market: Arnold Barron, Mary Anne Citrino, H. Ray Compton, Conrad M. Hall, Richard Lesser, Lemuel Lewis, Thomas A. Saunders III, Thomas Whiddon, and Carl Zeithaml. All members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent under the same standards. Our Board has reviewed the various relationships between members of our Board and the company and has affirmatively determined that none of our directors or nominees has material relationships with Dollar Tree, other than Messrs. Brock, Perry and Sasser who are or were members of management or are paid consultants. In making its independence determination, the Audit Committee considered a common investment between us and a fund related to Mr. Saunders. See “Information about the Board of Directors” on page 11 and “Certain Relationships and Related Transactions” on page 35 for a discussion of relationships between the company and certain directors.

If the slate of directors proposed to be elected at the 2010 annual meeting of shareholders is elected, all committees of our Board will continue to be comprised solely of independent directors. The basis for an independence determination by our Board is either that the director has no business relationship other than his or her service on our Board, or that while a director may have some involvement with a company or firm with which we do business, our Board has determined that such involvement is not material and does not violate any part of the definition of “independent director” under NASDAQ listing standards. None of our current executives, including Messrs. Brock or Sasser, sits on any of our committees.

At the regular meetings of our Board of Directors, a private session, without management present, is conducted by the non-management members of our Board.

Corporate Governance Guidelines

In 2007, we adopted formal Corporate Governance Guidelines, a copy of which is available online at www.DollarTreeinfo.com in the Investor Relations section.

Board Leadership Structure

In 2003, the company separated the position of the Chief Executive Officer and Chairman. Our corporate guidelines state that, in the event our Chairman is not an independent director, the Board shall name a Lead Director who is independent.  Because Macon F. Brock, Jr., our Chairman, is not independent, our Board appointed Thomas A. Saunders III as Lead Director in May 2007, upon the recommendation of the Nominating and Corporate Governance Committee. Since 2007, the Board has annually confirmed him in this role.  Mr. Saunders role is similar to that of an Independent Chairman.  As our Lead Director, he has clearly defined leadership authority and responsibilities, including: setting the agenda for and presiding over executive sessions of solely independent directors; confering with the Chief Executive Officer and Chairman; communicating feedback from the Board regarding the CEO’s performance; working with the Chairman to set the Board agenda; and remaining well-informed about senior management and succession plans.  We believe that as Lead Director, Mr. Saunders has been effective at enhancing the overall independent functioning of the Board.

After careful consideration, the Board determined that its current leadership structure is the most appropriate for Dollar Tree and its shareholders. As part of the company’s ongoing commitment to corporate governance, the Board periodically considers its leadership structure and the role of the Lead Director.

Majority Vote Standard for the Election of Directors

Our Corporate Governance Guidelines also set forth our procedure if a director-nominee is elected but does not receive a majority of the votes cast.  Prior to an election, each director-nominee submits a resignation letter, contingent upon such individual failing to receive more than 50% of the votes cast in an uncontested election.  In such event, the resignation would be considered by the Nominating and Corporate Governance Committee, which would recommend to the Board what action to take with respect to the resignation.

In 2009, a majority withhold vote against Mr. Saunders was prompted by the Board’s previous decision to retain its classified structure. The underlying reason for the withhold vote has been addressed because in August 2009 the Board decided to recommend at its annual meeting in 2010 that its shareholders support an amendment to the Articles of Incorporation to declassify the Board. Therefore, the Board rejected Mr. Saunder’s offer of resignation.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in overseeing enterprise risk, primarily through the assistance of its Audit Committee whose charter requires that its members be knowledgeable of and inquire about risk related to the company’s business. The company’s Internal Audit Department conducts an annual investigation and evaluation of enterprise risk which focuses on four primary areas essential to the successful operation of the company: 1) strategic, 2) financial, 3) operational and 4) governance.  The Internal Audit department reports its findings to and answers inquiries of the Audit Committee. The Committee Chair then shares this information with the full Board at its next meeting and responds to its directors.

The Audit Committee also engages in dialogue and receives updates at or between its meetings from the Vice President of Internal Audit, the Chief Financial Officer, General Counsel and the Chief Executive Officer on matters related to risk   The Committee shares appropriate information with the Board, either at its next meeting or by other more immediate communication.  In addition, the company’s Disclosure Committee meets at least quarterly and monitors internal controls over financial reporting and ensures that the company’s public filings contain discussions about risks our business faces, all of which is reported to the Board. In addition to the Audit Committee, other committees of the Board consider risk within their areas of responsibility. In setting executive compensation, the Compensation Committee considers risks that may be implicated by our compensation programs and endeavors to set executive compensation at a level that creates incentives to achieve long-term shareholder value without encouraging excessive risk-taking to achieve short-term results.  The Compensation Committee reports its findings to the full Board.

Code of Ethics

Our Board has adopted a Code of Ethics for all our employees, officers and directors, including our Chief Executive Officer and senior financial officers, which was recently revised and approved by the Board on March 18, 2010. A copy of this code may be viewed at our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.”  In addition, a printed copy of our code of ethics will be provided to any shareholder upon request submitted to the Corporate Secretary at the address on page 1.

Charters of our Board Committees

The charters of our Board committees are available on our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.” In addition, printed copies of any of our Board committee charters will be provided to any shareholder upon request submitted to the Corporate Secretary at the company’s address on page 1.

COMMUNICATING WITH OUR BOARD MEMBERS

Our shareholders may communicate directly with our Board of Directors. You may contact any member of our Board, any Board committee or any chair of any such committee by mail. To do so, correspondence may be addressed to any individual director, the non-management directors as a group, any Board committee or any committee chair by either name or title. All such mailings are to be sent in care of “Corporate Secretary” at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320.  To communicate with our directors electronically, emails may be sent to CorpSecy@DollarTree.com.

Mail received as set forth in the preceding paragraph may be examined by the Corporate Secretary from the standpoint of security and for the purpose of determining whether the contents actually represent messages from shareholders to our directors. Depending upon the facts and circumstances outlined in the correspondence, the Corporate Secretary will forward the communication to the Board, or any director or directors, provided that the contents are not in the nature of advertising, promotions of a product or service, or patently offensive material.

In addition, any person who desires to communicate financial reporting or accounting matters specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the chairman of the Audit Committee at our corporate headquarters address, noted above, or electronically to AuditChair@DollarTree.com.  Communications to our Audit Committee may be submitted anonymously, if sent by mail, addressed to the Audit Committee Chair. All correspondence will be examined by the Corporate Secretary and/or Internal Audit from the standpoint of security and depending upon the facts and circumstances outlined in the correspondence, the communications will be forwarded to our Audit Committee or Audit Committee Chair for review and follow-up action as deemed appropriate.

In 2009, we created the position of Vice President, Corporate Governance and Corporate Counsel.   This officer now serves as the liaison with our shareholders on governance matters. We established this new position to provide a more direct channel for communications with shareholders, to ensure an open dialogue on an ongoing basis and to promote increased understanding of industry standards for best practices in corporate governance as they evolve.

We expect each of our directors to attend the annual meeting of our shareholders. Eleven out of thirteen of our directors were in attendance at the 2009 annual meeting of our shareholders.

Shareholder Proposals for the 2011 Annual Meeting

Shareholder proposals for the annual meeting of shareholders to be held in 2011 will not be included in our proxy statement for that meeting unless received by us at our principal executive offices in Chesapeake, Virginia, on or prior to close of business on January 17, 2011. Such proposals must contain the information and meet the requirements set forth in our bylaws and in Rule 14a-8 of the Securities and Exchange Commission relating to shareholder proposals. See page 10 for additional requirements for the submission of shareholder nominations to the Board. Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 will be considered untimely after January 17, 2011. If notice of such a shareholder proposal is received by us after such date, then the proxies we solicit for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposals that were not submitted in a timely manner, without including a description of such proposals in the proxy statement for that meeting.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

The Compensation Committee of our Board of Directors is responsible for developing, overseeing and implementing our compensation program for executive officers. In carrying out its responsibilities, each year the Compensation Committee reviews and establishes the compensation of our Chairman and our Chief Executive Officer and approves the compensation of our other executive officers. The Compensation Committee is committed to a pay-for-performance policy that guides its discussions and determinations with respect to executive compensation.

In structuring compensation for executives, the Compensation Committee seeks to attract, motivate and retain executive talent and to offer greater rewards for superior individual and corporate performance. To achieve these goals, the Compensation Committee provides a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with those of our shareholders.

In 2009, the Compensation Committee determined that it would not increase salaries for our executives. In order to encourage a continued focus on improving operating results, each of our named executive officers were granted restricted stock units, the vesting of which are subject to our achieving a target level of earnings per share in fiscal 2009 and the executives remaining with us over a specified period of time. The Committee also approved targets and awards under an annual cash incentive plan.

A discussion of the principles, objectives, components and determinations of the Compensation Committee is included in the Compensation Discussion and Analysis that follows this Compensation Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2010 annual meeting of shareholders.

SUBMITTED BY THE COMPENSATION COMMITTEE

Arnold Barron	H. Ray Compton	Richard G. Lesser	Carl P. Zeithaml

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of Dollar Tree or any of our subsidiaries, except H. Ray Compton who was an officer of the company until his retirement in 2004.  In addition, no member of our Compensation Committee is an executive officer of another entity where any of our executives serve on the other entity’s Compensation Committee.

Compensation Discussion and Analysis

The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board. The Compensation Committee has the direct responsibility to determine and approve the compensation of the named executive officers. The Compensation Committee has historically consulted, and expects to continue to consult, with the Chief Executive Officer and senior management, as well as an external compensation consultant retained by the Compensation Committee when deemed appropriate, in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the named executive officers. The Compensation Committee did not retain a compensation consultant in connection with setting compensation for fiscal 2009.

In general, at the Compensation Committee’s request, our Chief Executive Officer may review and recommend the compensation structure and awards for the other named executive officers to the Compensation Committee or its consultants.  The Chief Executive Officer also provides information to the Compensation Committee and its consultants regarding the job performance and overall responsibilities of the other named executive officers.  He makes no recommendations concerning his own compensation to the Compensation Committee.

The Chief Executive Officer does not possess the right to call a meeting of the Compensation Committee, but the Compensation Committee would likely convene a meeting at his request. The Compensation Committee bears ultimate responsibility for approving the compensation of all named executive officers.

Further information on the Compensation Committee’s procedures for determining executive compensation is included in its Charter which can be found at our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.”

Objectives of Our Compensation Program

The Compensation Committee has adopted a pay-for-performance policy for executive officers that balances each executive’s total compensation between cash and non-cash, and current and long-term, components. The principal objectives of our compensation policies are to:

•                  align executive pay with shareholders’ interests;

•                  recognize individual initiative and achievements;

•                  attract, motivate and retain highly qualified executives; and

•                  unite the executive management team to a common objective.

Assessment of Risk

We have reviewed our compensation policies and practices for all employees and concluded that such policies and practices are not reasonably likely to have a material adverse effect on our company.

Executive Compensation Principles

Our executive compensation program consists of base salaries, annual cash incentive payments in the form of annual bonuses, and long-term equity incentives in the form of restricted stock units and nonqualified stock options. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. We expect a significant portion of an executive’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive is personally responsible and accountable. In contrast, we believe that long-term incentive compensation should reward an executive for his or her contribution to our long-

term corporate performance and shareholder value. Under our policy, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

We differentiate compensation to executives based on the principle that total compensation should increase with an executive’s position and responsibility, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore be at risk, as position and responsibility increases. Thus, executives with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increases, the use of long-term incentive compensation should increase as a percentage of total compensation because our senior executives have the greatest influence on our strategic performance over time.

The difference between the compensation of the Chief Executive Officer and the other named executive officers is caused by a variety of factors, including his unique role as primary architect of the Company’s strategic vision, as well as his responsibility for achievement of the Company’s operational goals, Accordingly, he receives higher compensation as a product of his greater authority, responsibility and oversight.

In 2008, we hired Kevin Wampler as the Chief Financial Officer and Principal Financial and Accounting Officer for the company.  In setting the principal components of compensation for our Chief Financial Officer, the Committee applied the same compensation philosophies as it applies for existing named executive officers. The Compensation Committee considered Mr. Wampler’s experience, responsibilities and competitive pay analysis. We believe that Mr. Wampler’s compensation is competitive and is appropriately aligned with shareholder interests. The details of his compensation can be found in the Summary Compensation Table on page 25.

How Executive Pay Levels are Determined

The Compensation Committee reviews our executive compensation program every year and periodically conducts an in-depth market analysis of executive compensation as it determines is necessary to ensure that our compensation programs meet our objectives. Decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors. The Compensation Committee considers recommendations of the Chief Executive Officer with respect to the compensation of other executives but makes its own determinations in all cases.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•                  our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•                  the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable and;

•                  historical cash and equity compensation levels.

Amounts realizable from prior compensation, including equity awards, are not generally considered in setting current year compensation.

In fiscal 2009, the Compensation Committee agreed to set compensation levels comparable to those set in fiscal 2008 for our named executive officers. Due to the uncertain economic climate, base salaries for fiscal 2009 remained unchanged from the base salaries reported in March 2008. In order to motivate sustained performance and align executive and shareholders’ interests, the Committee awarded restricted stock units to our named executive officers that are contingent upon the attainment of certain performance measures and will vest ratably over three years.

Components of Executive Compensation

The executive compensation program consists of three principal components: base salary, annual bonus incentives and long-term equity incentives. The Compensation Committee considers these components individually and reviews the overall distribution between them but does not target specific allocation percentages or amounts.

While we do not offer executives a pension plan, each executive may elect to defer a portion of his or her annual cash compensation into our Non-Qualified Deferred Compensation Plan, which is further described in the Non-Qualified Deferred Compensation Table and narrative disclosure following this discussion. We also provide our executives with the benefits that are commonly available to our salaried associates, including participation in our profit-sharing and 401(k) savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.

We extend to our executives a limited number of perquisites, including a monthly car allowance, in recognition of the extensive travel required in managing a business of our size; the reimbursement for up to $3,000 in tax and financial planning to assist executives in managing their financial situations; a biannual executive physical, in order to ensure the health and continuity of our executive team; and an employer paid portable term life insurance plan for executives, which includes a one times base annual salary benefit.

In 2008, the company slightly increased the car allowance provided to named executive officers but discontinued the gas reimbursements. We believe the nature and amounts of all perquisites provided to our named executive officers are reasonable and that they support our expectations of an engaged and productive executive team.

Our base salary and benefits programs provide basic economic security for our employees at a level consistent with competitive practices to help retain a highly skilled and qualified workforce, including at the executive level. The annual bonus and long-term incentive compensation programs are designed to reward performance measured against goals and standards established by the Compensation Committee and to encourage executives to increase shareholder value by focusing on growing revenue and earnings, generating cash flow and efficiently deploying capital.

The principal components of executive compensation and the rationale and methodology for each are further described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2009, 2008 and 2007 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies. Base salaries are reviewed annually and adjustments are made as required to recognize outstanding individual performance, expanded duties or changes in the competitive marketplace.

Due to the uncertain economic climate, the Compensation Committee determined during its March 2009 meeting that our executive officers would not receive salary increases. Accordingly, base salaries for our executive officers remained the same as reported for fiscal year 2008.

Annual Bonus Incentives

Executives and certain salaried associates have the opportunity to earn an annual cash bonus under our Management Incentive Compensation Plan (MICP). The MICP is intended to provide incentive bonuses that are reasonable in relation to the payment of base salaries and overall compensation to executives, reward executives for superior performance and are expected to be competitive.

Company performance goals are generally based on earnings per share targets defined by the annual budget as approved by the Board of Directors at the beginning of the fiscal year. For 2009, the target was $2.62 earnings per share, which reflected our strategic plans.  The performance targets are intended to be challenging but achievable, and serve to focus our management team on a common goal while aligning efforts with shareholder interests.

The MICP is expressed as a percentage of salary. At the executive level, the target is weighted more heavily toward corporate performance, thereby more closely aligning executives’ interests with the interests of shareholders. As described above, the Compensation Committee establishes the MICP corporate performance target, which is generally derived from the annual budget approved by the Board of Directors at the beginning of the fiscal year. Individual performance goals are based on the area over which the executive has influence and may include items such as improvement in same-store sales, opening of new stores, development of new strategies, reduction in specified costs, etc.

Incentive bonuses are targeted at 50% of base salary for named executive officers and 100% for the CEO.  Of that amount, 85% is linked to a specified earnings-per-share target and 15% to individual performance. In order for an executive to receive any bonus, we must achieve at least 85% of the earnings-per-share target. Once at least 85% of the target is reached, payment for a portion of the bonus for the corporate performance component is made.  The maximum bonus payout would occur upon the achievement of 115% of the specified target and 100% of the individual performance goals.

The following table illustrates the variation that can occur at differing levels of corporate performance compared to target, based on salary percentages applied to bonuses for 2009:

% of Corporate Performance Target Attained	Portion of Executive’s Corporate Performance Bonus Deemed Earned	Corporate Performance Component as a percent of salary (CEO) (100% target)	Corporate Performance Component as a percent of salary (other executives) (50% target)
Below 85.0%	0.0%	0.0%	0.0%
85.0%	25.0%	21.25%	10.63%
90.0%	50.0%	42.50%	21.25%
95.0%	75.0%	63.75%	31.88%
100.0%	100.0%	85.00%	42.50%
105.0%	137.5%	116.88%	58.44%
110.0%	175.0%	148.75%	74.38%
115.0% or above	212.5%	180.63%	90.31%

Amounts are payable to an executive if we achieve at least 85% of the earning per share target.  The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual results are available, upon approval by the Compensation Committee, generally in March. The Compensation Committee may revise the target amount to account for unusual factors such as the acquisition of a company, expenses related to changes in accounting rules, non-operating, non-cash charges and the effect of share repurchases, etc. Any modification is carefully considered by the Committee and applied only in special circumstances that warrant the modification.

The Compensation Committee reserves the right to exercise discretion to award compensation regardless of actual attainment of relevant performance goals or reduce or increase the size of any bonus. The Compensation Committee did not exercise such discretion with respect to the 2009 bonus payments.

We believe that our performance goals are sufficiently difficult as to represent a challenge for our management, while remaining reasonably attainable.

Long-Term Equity Incentives

The Compensation Committee provides equity incentives to executives through the 2004 Executive Officer Equity Incentive Plan and the 2003 Equity Incentive Plan, both of which permit the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. Long-term equity incentives generally have been made available to executives in the form of restricted stock units and non-qualified stock options. These awards provide executives with an opportunity to accumulate our common stock and associated wealth related to that ownership.

The Compensation Committee’s objective in granting equity incentives is to balance the mix to achieve alignment with shareholder interests while also focusing on retention and stock ownership. For fiscal 2009, the Compensation Committee decided to provide long-term equity in the form of performance-based restricted stock units only. Restricted stock and restricted stock units provide more immediate value to associates, including executives, even in advance of stock price appreciation, with the opportunity for increased value as the stock price increases.  Restricted stock and restricted stock units also provide the opportunity for executives to acquire our shares and are therefore useful for retention and motivation. In addition, all equity incentives vest over multiple years.  Multiyear vesting focuses executives on consistent long-term growth in shareholder value and requires executives to remain employed with us for extended periods to receive the full benefit of the awards.

The Committee agreed in March 2009 to grant to our executives performance-based restricted stock units that will vest ratably over three years.  These awards are subject to the achievement of 80% of the target EPS for fiscal 2009.  Thus, the awards are tied to performance measures that align executives’ interest with those of our shareholders and are fully at risk. Compared to stock options, the performance-based restricted stock units also help minimize the dilutive effects of the Company’s equity awards on our shareholders.

Timing of Long-Term Incentive Awards

Our grant policy for equity awards establishes April 1 as the date of the annual grant for future years, subject to modification in response to certain events such as an early Easter, as determined in advance of the award date. Awards of equity incentives to new officers occur at the time of the person’s appointment as an officer, no earlier than the first day of employment. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant. In light of the unusually challenging economic environment, the Compensation Committee exercised such discretion in January 2008 in order to retain and incentivize key executives. The Committee approved the grant of performance based incentive awards to our named executive officers to be effective February 2008. The vesting of these awards was contingent upon the company achieving at least 85% of the target earnings per share of $2.40 in fiscal year 2008 and upon the executive remaining employed with the company over a specified period of time.  The awards were made under either the company’s 2004 Executive Officer Equity Plan or the Company’s 2003 Equity Incentive Plan, as applicable, both approved by the shareholders. The Committee certified in March 2009 that the performance criteria for the equity awards had been met.

The Compensation Committee will not award equity incentives when in possession of potentially material non-public information. The exercise price for option awards is the closing price on the date of grant, or, if the market is closed, the previous day’s closing price.       We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that a consistent application of our granting practices from year to year regardless of other events is also appropriate. The awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.

Under our Insider Trading Policy, associates, including our executives, may not use our stock or unvested options or restricted stock units in any hedging transactions.

Executive Stock Ownership

In early 2007, the Compensation Committee considered and adopted an executive target ownership program that encourages certain of our executive officers to attain designated stock ownership levels over a five-year period. The amount expected to be retained varies depending on the executive’s position, from 100,000 shares for the CEO to 30,000 for other named executives. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, unvested restricted stock units and unvested restricted stock.

Impact of Accounting and Tax Treatments on Compensation Program Design

The Compensation Committee considers the accounting and tax impact of its overall compensation programs in order to balance the cost to the company with the potential benefits as compensation tools.

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has adopted a policy of pay-for-performance and has taken appropriate steps to cause relevant grants and awards under our equity incentive plans to be performance-based. We intend to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with our best interests and the interests of our shareholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur from time to time.

The Compensation Committee also reviews the accounting impact of the various forms of compensation, with the goal of ensuring that our compensation practices remain competitive while also being cost-effective.

Retirement, Deferred Compensation and Pension Plans

We do not have any defined benefit or pension plans that provide for payments based on an executive’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives.  Instead, we offer the following two alternatives to allow executives to actively participate in funding their retirement plans.

Executives are eligible to participate in our Profit Sharing and 401(k) Retirement Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. The Board has authorized us to match 100% of 401(k) deferrals up to 4% of an individual’s cash compensation.

Under our Non-Qualified Deferred Compensation Plan, executives may elect to defer a portion of their annual cash compensation to be distributed at a future date in accordance with the relevant deferral election. The program allows executives to save for retirement in a tax-effective way at minimal cost to us. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. In most cases, the deferred amounts plus earnings are paid out upon the participant’s retirement or termination of employment. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors.

Severance Plans

Our equity plans and our deferred compensation plan contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the management of account values upon separation from us due to death, disability or retirement, or due to a change in control, as defined within the plans.

In March 2007, the Compensation Committee established change-in-control retention agreements with certain executive officers that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Under these agreements, severance benefits would be payable only if the executive is terminated without cause or resigns for good reason, as defined in the agreement (commonly known as “double trigger”). Benefits payable are limited to 2.5 times salary plus bonus (as defined in the agreements) for the CEO and 1.5 times for other named executive officers. Any amounts payable are intended to be tax deductible under applicable tax regulations and payments are capped so that they do not trigger excise taxes.

The structure of change in control arrangements and post-termination benefits is consistent with our compensation objectives to attract, motivate and retain highly talented executives. These arrangements preserve morale and productivity, provide a long-term commitment to job stability and financial security, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control, death or disability.  The post-termination vesting benefit under our equity compensation plans also secures the value of previously granted compensatory awards against forfeiture solely because of retirement.

The change in control arrangements ensure that the interests of the executives will be materially consistent with the interests of shareholders when considering corporate transactions.  The Compensation Committee determined that the multiples applied to base compensation upon a change of control should be consistent with the limits specified by tax deductibility for “parachute payments” as well as with principles of good corporate governance promulgated by major proxy advisory firms and institutional investors.  The multiple applicable to the Chief Executive Officer’s retention agreement is higher to reflect the greater importance the Compensation Committee places on his management role and responsibility.

Details related to these change-in-control retention agreements are more fully discussed below, under “Potential Payments Upon Termination or Change of Control.”

Annual Compensation of Executive Officers

In the following table, we summarize the compensation earned during fiscal years 2009, 2008 and 2007 by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2009, 2008 and 2007. We refer to these five individuals in this proxy statement as the “Named Executive Officers.”

The compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section and in the tables that follow.

Summary Compensation Table (For the Fiscal Years ended January 30, 2010, January 31, 2009 and February 2, 2008)

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

	2009	$850,000	—	$2,178,000	—	$1,650,063	$49,972	$4,728,035

Bob Sasser	2008	834,423	—	1,617,585	807,680	1,134,665	50,864	4,445,217

Chief Executive Officer	2007	741,667	—	1,089,840	919,040	1,005,825	45,616	3,801,988

	2009	425,000	—	1,158,600	—	409,966	66,557	2,060,123

Kevin Wampler	2008	73,558	180,000	640,650	806,800	—	109,524	1,810,532

Chief Financial Officer	2007	—	—	—	—	—	—	—

	2009	500,000	—	784,080	—	486,625	48,841	1,819,546

Gary Philbin	2008	493,974	—	227,205	863,480	328,839	46,917	1,960,415

Chief Operating Officer	2007	450,000	—	325,040	272,840	305,945	47,523	1,401,348

	2009	425,000	—	653,400	—	410,763	54,703	1,543,866

Bob Rudman	2008	417,211	—	641,730	227,160	280,629	48,909	1,615,639

Chief Merchandising Officer	2007	366,667	—	305,920	258,480	248,568	51,712	1,231,347

	2009	325,000	—	348,480	—	316,794	50,284	1,040,558

Stephen White	2008	321,250	—	88,877	561,670	217,280	47,901	1,236,978

Chief Logistics Officer	2007	—	—	—	—	—	—	—

Footnotes to the Summary Compensation Table:

Our annual bonus plan qualifies as a “non-equity incentive plan” for purposes of this table. Earnings under our deferred compensation plan result from the executives’ investments in mutual funds commonly available to investors generally. Therefore,  the “Above-market Earnings on Non-Qualified Deferred Compensation” column is omitted as all amounts are zero.

(1)   Executives may defer a portion of their salaries and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation Plan; any such deferrals are shown in the Deferred Compensation table.

(2)   This column includes a signing bonus paid to Kevin Wampler in connection with his employment agreement.

(3)   Pursuant to SEC rules, this column represents the aggregate grant date fair value during the last three fiscal years of restricted stock units (RSU) and performance-based restricted stock units computed in accordance with FASB ASC Topic 718. The values set forth in this column assume the highest level of performance conditions is achieved. Fair value is calculated using the closing price of our stock on the date of grant. Amounts shown in this column do not correspond to the actual value that will be realized by the named executives. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010. See the Grants of Plan-Based Awards Table for information on awards made in 2009.

(4)   This column represents the aggregate grant date fair value during the last three fiscal years of stock options and performance-based stock options computed in accordance with FASB ASC Topic 718. The values set forth in this column assume the highest level of performance conditions is achieved. The fair value of these grants was determined based on the Black-Scholes option-pricing model and using the following assumptions:

	2009	2008	2007

expected term	6 years	6 years	6 years
expected stock price volatility	43.6%	45.7%	28.4%
annual dividend yield	0.0%	0.0%	0.0%
risk-free interest rate	2.0%	2.8%	4.5%

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown in this column do not correspond to the actual value that will be realized by the named executives. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010. See the Grants of Plan-Based Awards Table for information on awards made in 2009.

(5)   The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan as discussed in the Compensation Discussion and Analysis above. The amounts listed were earned in the years shown, but paid after the end of the fiscal year, upon approval by the Compensation Committee.

(6)   “All Other Compensation” includes the amounts paid to named executives shown in the following table. Perquisites car allowances related to travel, financial and tax planning, executive physicals, executive term life insurance and relocation, none of which individually exceeded $25,000 in either 2009, 2008 or 2007.  Effective in March 2009, the company discontinued tax gross-ups on all perquisites, except for business-related relocation expenses.  In 2008, the company slightly increased the car allowance provided to named executive officers but discontinued the gas reimbursements. Car allowance is intended to compensate executives for the use of their personal vehicles in conducting company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures. Pursuant to our corporate aircraft policy approved by the Board of Directors, Mr. Sasser and Mr. Brock, and in exceptional circumstances, other executives, may also use Dollar Tree’s leased corporate jet for non-business purposes.  They each reimburse us for all variable costs but none of the fixed costs relating to their plane usage.  Because they reimburse all incremental costs related to their usage, no amounts relating to the plane are included in “All Other Compensation.”

All Other Compensation (Fiscal 2009)

NEO	Perquisites	Gross-ups	Profit Sharing & 401k Match	Total
Bob Sasser	$21,988	$—	$27,984	$49,972
Kevin Wampler	43,580	16,645	6,332	66,557
Gary Philbin	20,318	—	28,523	48,841
Bob Rudman	26,065	—	28,638	54,703
Stephen White	21,492	—	28,792	50,284

Grants of Plan-Based Awards Table

		Compensation	Estimated Future Payouts Under Non- Equity Incentive Plans (2)			Estimated Future Payouts Under Equity Incentive Plans (3)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Committee Action Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	and Option Awards ($)(4)
Bob Sasser	—	—(5)	$180,625	$850,000	$1,662,813	—	—	—	—	—	—	$—
	4/1/2009	3/18/2009				—	50,000	50,000	—	—	—	2,178,000

Kevin Wampler	—	—(5)	45,156	212,500	415,703	—	—	—	—	—	—	—
	2/13/2009	12/2/2008	—	—	—	—	15,000	15,000	—	—	—	505,200
	4/1/2009	3/18/2009	—	—	—	—	15,000	15,000	—	—	—	653,400

Gary Philbin	—	—(5)	53,125	250,000	489,063	—	—	—	—	—	—	—
	4/1/2009	3/18/2009	—	—	—	—	18,000	18,000	—	—	—	784,080

Bob Rudman	—	—(5)	45,156	212,500	415,703	—	—	—	—	—	—	—
	4/1/2009	3/18/2009	—	—	—	—	15,000	15,000	—	—	—	653,400

Steve White	—	—(5)	34,531	162,500	317,891	—	—	—	—	—	—	—
	4/1/2009	3/18/2009	—	—	—	—	8,000	8,000	—	—	—	348,480

Footnotes to the Grants of Plan-Based Awards Table: (footnotes to be updated)

(1)          The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent.

(2)          Our Management Incentive Compensation Plan (MICP) is considered a “non-equity incentive plan.” For 2009, bonuses were targeted at 100% of salary for the CEO and 50% for other Named Executive Officers, with corporate performance representing 85% of the goal. Earned amounts, to the extent not otherwise deferred under our Non-Qualified Deferred Compensation Plan, are paid after the end of the relevant fiscal year. See “Annual Bonus Incentives” in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)          This column represents awards of performance-based restricted stock units which will vest in approximately three equal installments over three years only upon the certification by the Compensation Committee that the company achieved its 2009 performance target goal and upon the executives remaining with the company through the vesting date. Mr. Wampler’s grant dated 2/13/2009 is contingent upon the company achievement of its 2009 performance target and will fully vest at the end of fiscal year 2010 only upon certification by the Compensation Committee that the performance goal was met.

(4)          This column shows the full grant date fair value under FASB ASC Topic 718 of performance-based restricted stock units (PSUs) granted in 2009. For PSUs, fair value is calculated using the closing price of our stock on the grant date. The closing price of our stock for PSUs granted on February 13, 2009 and April 1, 2009 was $33.68 and $43.56, respectively. For performance-based awards, the performance goals are assumed to have been met. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010. These amounts reflect our accounting expense, and do not correspond to the actual value that may be realized by the named executives.

(5)          MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee.

Supplemental Discussion of Awards

In March 2009, as a retention tool, the Compensation Committee awarded restricted stock units (RSU) that vest over three years of continued service to certain salaried associates. The number of shares awarded is based on the associate’s position with us, with varying grade levels receiving fixed amounts.

For executives, the Compensation Committee determined that each of our executives would be granted performance-based restricted stock units (PSUs) that would vest if the company achieves a target level of earnings per share in fiscal year 2009 and provided certain service requirements are met. The awards of RSUs and PSUs were made under our 2004 Executive Officer Equity Incentive and 2003 Equity Incentive Plans, consistent with past practice.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards, unvested RSUs, PSUs and performance-based stock options with service requirements that have not been met. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of January 30, 2010, which was $49.52. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.

		Option Awards (1)					Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bob Sasser	3/30/2007	—	—	—	$—	—	9,500	$470,440	—	$—
	3/30/2007	—	21,334	—	38.24	3/30/2017	—	—	—	—
	2/15/2008	—	—	—	—	—	—	—	34,000	1,683,680
	3/14/2008	—	—	—	—	—	19,000	940,880	—	—
	3/14/2008	16,333	42,667	—	26.73	3/14/2018	—	—	—	—
	4/1/2009	—	—	—	—	—	—	—	50,000	2,476,000

Kevin Wampler	1/30/2009	—	—	—	—	—	10,000	495,200	—	—
	1/30/2009	13,333	26,667	—	42.71	—	—	—	—	—
	2/13/2009	—	—	—	—	—	—	—	15,000	742,800
	4/1/2009	—	—	—	—	—	—	—	15,000	742,800

		Option Awards (1)					Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary Philbin	3/30/2007	—	—	—	$—	—	2,834	$140,340	—	$—
	3/30/2007	666	6,334	—	38.24	3/30/2017	—	—
	2/15/2008	—	—	52,500	25.17	2/14/2018	—	—	—	—
	3/14/2008	—	—	—	—	—	5,667	280,630	—	—
	3/14/2008	6,333	12,667	—	26.73	3/14/2018
	4/1/2009	—	—	—	—	—	—	—	18,000	891,360

Bob Rudman	3/30/2007	—	—	—	—	—	2,667	132,070	—	—
	3/30/2007	—	6,000	—	38.24	3/30/2017	—	—	—	—
	2/15/2008	—	—	—	—	—	—	—	17,000	841,840
	3/14/2008	—	—	—	—	—	5,334	264,140	—	—
	3/14/2008	—	12,000	—	26.73	3/14/2018	—	—	—	—
	4/1/2009	—	—	—	—	—	—	—	15,000	742,800

Stephen White	3/30/2007	—	—	—	—	—	1,109	54,918	—	—
	3/30/2007	8.333	4,167	—	38.24	3/30/2017	—	—	—	—
	2/15/2008	—	—	34,000	25.17	2/14/2018	—	—	—	—
	3/14/2008	—	—	—	—	—	2,217	109,786	—	—
	3/14/2008	—	8,334	—	26.73	3/14/2018	—	—	—	—
	4/1/2009	—	—	—	—	—	—	—	8,000	396,160

Footnotes to Outstanding Equity Awards Table:

(1)          Options awarded in the spring of 2008 and 2007, in addition to the options awarded to Kevin Wampler in January 2009, will vest and become exercisable in three approximately equal installments over three years, beginning on the first anniversary of the grant. Options expire ten years from date of grant, or earlier for reasons other than death, disability or retirement. The Compensation Committee certified in March 2009 that the performance-based options awarded on 2/15/2008 achieved the established performance goal in fiscal year ended January 31, 2009. They will vest and become fully exercisable provided that the Named Executive Officers remain continuously employed with the company through February 14, 2010.

(2)          The PSUs awarded April 1, 2009 are based on the achievement of certain performance goals for fiscal year ending January 30, 2010 and will vest in three approximately equal installments over three years provided that the Compensation Committee certify in March 2010 that performance was met and the Named Executive Officers remain continuously employed with the company through the vesting date. Mr. Wampler’s grant dated 2/13/2009 is contingent upon the company achievement of its 2009 performance target and will fully vest at the end of fiscal year 2010 provided that the Compensation Committee certifies that the performance goal was met. RSUs awarded in the spring of 2008 and 2007, in addition to the RSUs awarded to Kevin Wampler in January 2009, will vest and convert into shares of our stock in three approximately equal installments over three years, beginning on the first anniversary of the grant, provided the executive remains employed by us on the vesting date. The Compensation Committee certified in March 2009 that the PSUs awarded on 2/15/2008 achieved the established performance goal in fiscal year ended January 31, 2009. They will vest and become fully exercisable provided the Named Executive Officers remain continuously employed with the company through February 14, 2010.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended January 30, 2010. The value realized on exercise of options represents the spread between the sale price and the option strike price at the time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at time of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bob Sasser	67,666	$912,606	21,500	$929,610
Kevin Wampler	—	—	5,000	247,600
Gary Philbin	24,500	331,795	6,708	290,427
Bob Rudman	22,167	319,914	6,375	276,089
Stephen White	8,333	173,326	3,258	141,853

Non-Qualified Deferred Compensation

Named executive officers may elect to defer a portion of their base salary and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation (NQDC) Plan, an unfunded, non-qualified plan. Elections to defer amounts earned during the next calendar year are due by December 31 of each year, and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives’ accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he or she may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length, and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and all amounts are immediately distributed upon a change in control of the company.

In the following table, we provide detailed information regarding accumulated amounts for our executives under our NQDC Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Bob Sasser	$—	$—	$—	$—	$—
Kevin Wampler	21,577	—	3,731	—	27,720
Gary Philbin	33,600	—	60,441	—	299,598
Bob Rudman	—	—	—	—	—
Stephen White	39,000	—	91,384	—	400,310

Footnotes to Non-Qualified Deferred Compensation Table:

(1)   Executives may defer a portion of their base salary and up to 100% of their annual incentive bonus into the NQDC Plan. The amounts contributed are included in their respective columns in the Summary Compensation Table.

(2)   We have not provided a match or other company-funded contribution, although the NQDC Plan allows us to do so.

(3)   Amounts deferred into the NQDC Plan are invested into select mutual funds, according to the instructions of the participating executive. Earnings shown reflect market gains and losses and may vary from year to year depending on the performance of the underlying funds.

Potential Payments upon Termination or Change of Control

We do not generally have arrangements with our named executive officers that provide for payments and benefits following termination of employment. In early 2007, we entered into change in control agreements with our named executive officers as discussed below. We also have an obligation to make payments and provide certain benefits to our named executive officers under some of our incentive plans resulting from termination of employment upon the occurrence of certain events such as a change of control or termination due to retirement, death or disability. Generally, these benefits are limited to the accelerated vesting of outstanding unvested equity awards, as further described under “Equity Compensation Plans” on page 34. Also see the “Severance Plans” section on page 24 under the Compensation, Discussion and Analysis for more information on potential payments upon termination or change of control.

After June 19, 2008, any new change of control agreements (or the modification of existing agreements) is subject to the new requirements under our revised Corporate Governance Guidelines. Vesting for equity awards that are contingent upon the company achieving a performance goal shall not accelerate unless the relevant performance measure is satisfied, even if that does not occur until after the change in control. Change of control is triggered only upon actual change of control (and not merely shareholder approval of such change). Finally, the portion of the definition relating to a change in voting power shall use a “greater than 50%” threshold instead of “greater than 30%.” In December 2008, Kevin Wampler entered into the first retention agreement subject to these new conditions which are described in greater detail below.

The following tables summarize the benefits payable to each of our named executive officers upon certain termination events, as if the triggering event had occurred on the last day of fiscal year 2009. These tables include those items which would provide incremental value to the executive.  In addition to the amounts shown in the sections below, executives are entitled to receive compensation that has been outlined in previous tables, including salary through the date of termination, earned bonus (if any), and accumulated balances in the Non-Qualified Deferred Compensation Plan (if any).

Termination by Company “for cause”

In the event of termination “for cause,” generally defined as criminal misconduct, gross neglect of duties or violations of law or policy, no additional benefits are payable to any executive and vested but unexercised options are immediately forfeited.

Termination by Company without cause or by Executive for any reason

RSUs that previously vested converted to common stock on their vesting and remain the property of the executive after termination. In the event of termination by Dollar Tree without cause or by the executive for any reason, except in connection with death, disability, retirement or change in control, unvested options are cancelled. Options that vested previously remain exercisable for 90 days after termination, but not beyond the normal expiration date, usually ten years after grant. See the Outstanding Equity Awards Table for details.

Death, Disability or Retirement or Change in Control without Termination

Name	Intrinsic Value of Unvested Options (1)	Unvested Stock Awards (2)	Performance-Based Options and Stock Awards (3)	Total
Bob Sasser	$1,213,028	$1,411,320	$4,159,680	$6,784,028
Kevin Wampler	181,602	495,200	1,485,600	2,162,402
Gary Philbin	360,128	420,970	2,169,735	2,950,833
Bob Rudman	341,161	396,210	1,584,640	2,322,011
Stephen White	236,935	164,704	1,224,060	1,625,699

(1)   Under the terms of our outstanding option award agreements, unvested options vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of options in its discretion. The above amounts assume that, in all cases, unvested options become vested. All options, whether previously vested or accelerated by the triggering event, remain exercisable for periods ranging from 90 days to the normal expiration date, which is ten years after grant. Intrinsic value of unvested options reflects the difference between year end fair market value and the exercise price for unvested in-the-money options. See the Outstanding Equity Awards Table for details.

(2)   Under the terms of our outstanding stock award agreements, unvested restricted stock units vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of RSUs in its discretion. The above amounts assume that, in all cases, unvested RSUs become vested. RSUs convert to common stock on their vesting and remain the property of the executive after termination. The market value of stock awards is based on the closing price of our stock as of January 30, 2010, which was $49.52.

(3)   This column includes PSUs for which the performance measurements had been met as of the end of the fiscal year but which had not been certified by the action of the Compensation Committee. In addition, service requirements for these awards had not been satisfied as of the end of the fiscal year.

Equity Compensation Plans

Each of the named executive officers has outstanding awards under our equity plans, including the 2004 Executive Officer Equity Plan, the 2003 Equity Incentive Plan and the 1995 Stock Incentive Plan. Each of our plans includes provisions that may accelerate awards made to a named executive officer under such plan if certain termination and change in control events occurred. Our equity incentive plans cover grants to the named executive officers and certain other associates and consultants of certain incentives and rewards, including stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, performance shares and performance units.

All options issued under plans established prior to 2003 are already fully vested. Under the 2003 Equity Incentive Plan and the 2004 Executive Officer Equity Incentive Plan, which are the only two plans from which we currently make awards, accelerated vesting of equity awards upon a change in control is at the discretion of the Compensation Committee. “Change in control” is defined as:

•      the sale, lease, exchange or other transfer of all or substantially all of our assets (in one transaction or in a series of related transactions) to a corporation that is not controlled by us,

•      the approval by our shareholders of any plan or proposal for our liquidation or dissolution,

•      a successful tender offer for our common stock, after which the tendering party holds more than a stated percentage of our issued and outstanding common stock, or

•      a merger, consolidation, share exchange, or other transaction to which we are a party pursuant to which the holders of all of the shares of our common stock outstanding prior to such transaction do not hold, directly or indirectly, a stated percentage of the outstanding shares of the surviving company after the transaction.

As of June 19, 2008, the definition of change of control as defined in the award agreements with named executive officers is triggered only by an actual change of control (and not merely shareholder approval of such change). In addition, the portion of the definition relating to a change in voting power uses a “greater than 50%” threshold instead of “greater than 30%.”

Our plans also provide the Compensation Committee with discretion to make any payments or accelerate the vesting or payment of any award in the event of the death, disability or retirement of a named executive officer.  However, if the award to a named executive officer is conditioned upon the achievement of a performance goal and granted after June 19, 2008, then any accelerated vesting of the award is subject to the attainment of that goal. Generally, our award agreements provide for acceleration of vesting or the cancellation of forfeiture, and they provide for a mechanism for exercise or settlement within a reasonable time after death, disability or retirement.

Change in Control Agreements

In March 2007, as a part of its in-depth review of our compensation structure, the Compensation Committee established change-in-control retention agreements with certain executive officers, including the named executive officers that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Agreements were drafted and signed in March 2007 with the following provisions:

•      Severance benefits would be paid upon a change in control only upon an executive’s termination without cause or resignation for good reason (as defined in the agreement) (commonly known as “double trigger”).

•      Severance benefits include a multiple (2.5 times for the CEO, and 1.5 times for other named executive officers) of the combination of the highest rate of salary previously paid to the executive plus the average of the prior three years’ bonus amounts (with certain limits); a pro rata bonus for the year of termination; and medical continuation coverage for a limited period of time after termination.

•      “Change in control” is defined to include (1) the change in incumbent directors; (2) acquisition of more than a stated percentage of outstanding shares by one person or a group of affiliated persons; (3) a merger or consolidation; and (4) a liquidation and dissolution.

In June 2008, the company updated its Corporate Governance Guidelines to reflect that all retention agreements entered into with named executive officers after June 19, 2008 or the modification of any existing agreements, shall be subject to the requirement that vesting for equity awards that are contingent upon the company achieving a performance goal shall not accelerate unless the relevant performance measure is satisfied, even if that does not occur until after the change in control. The definition of change of control is the same as that contained in the company’s current agreements, except that an actual change of control shall be required (and not merely shareholder approval of such change) and the portion of the definition relating to a change in voting power shall use a “greater than 50%” threshold instead of “greater than 30%.”

Name	Change in Control Benefit	Earned but Unpaid Bonus (1)	Value of Unvested Options and Stock Awards (2)	Value of Performance- Based Options and Stock Awards (3)	Total
Bob Sasser	$5,283,794	$1,650,063	$2,624,348	$4,159,680	$13,717,885
Kevin Wampler	1,252,449	409,966	676,802	1,485,600	3,824,817
Gary Philbin	1,310,705	486,625	781,098	2,169,735	4,748,162
Bob Rudman	1,107,480	410,763	737,371	1,584,640	3,840,254
Stephen White	854,414	316,794	401,639	1,224,060	2,796,907

(1)           The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan. The amounts listed were earned in the year shown, but paid after the end of the fiscal year.

(2)           Value of unvested options and stock awards is based on fair market value as of fiscal year end. See also preceding table under death, disability or retirement.

(3)           This column reflects the value of unvested performance-based options and PSUs based on fair market value as of fiscal year end. The related performance goal had been met as of the end of the fiscal year but the awards had not been certified by action of the Compensation Committee. In addition, service requirements for these awards had not been satisfied as of the end of the fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of transactions with related parties

Under our Code of Ethics, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Audit Committee annually reviews related party transactions involving directors and named executive officers, questions regarding possible conflicts of interest, and other issues related to ethical business practices.   The Company adheres to the foregoing policy for potential related person transactions but such policy is not in written form. Approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

Leases

We lease two stores from DMK Associates, a partnership owned by members of Mr. Perry’s and Mr. Brock’s families. Rental payments to DMK Associates, including pass-through of common area maintenance, taxes, insurance and utilities, totaled approximately $196,000 in 2009. One of the two store leases with DMK Associates expires in November 2011. The other store lease expires in March 2010, with a seven-year renewal option.  While we believe that the terms of these leases are reasonable, their respective terms were not negotiated on an arms-length basis.

OWNERSHIP OF COMMON STOCK

The table below shows the number of shares of our common stock beneficially owned on April 16, 2010 by:

•      each of the Directors and nominees for director;

•      each of the Named Executive Officers;

•      all Directors and Executive Officers as a group; and

•      each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.

The address of each Director and Executive Officer of Dollar Tree is c/o Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 84,784,838 shares of our stock outstanding as of April 16, 2010.

	Beneficial Ownership (1)
Directors and Executive Officers	Shares		Percent
Arnold S. Barron	3,895	(2)	*
Macon F. Brock, Jr.	967,219	(3)	1.1%
Mary Anne Citrino	16,460	(4)	*
H. Ray Compton	106,000	(5)	*
Conrad M. Hall	4,520	(6)	*
Richard G. Lesser	45,037	(7)	*
Lemuel E. Lewis	7,813	(8)	*
J. Douglas Perry	531,549	(9)	*
Bob Sasser	105,769	(10)	*
Thomas A. Saunders III	823,588	(11)	1.0%
Thomas E. Whiddon	16,000	(12)	*
Carl P. Zeithaml	3,196	(13)	*
Gary M. Philbin	67,838	(14)	*
Robert H. Rudman	10,431	(15)	*
Kevin S. Wampler	20,021	(16)	*
Stephen W. White	6,348	(17)	*
All current Directors and Executive Officers (16 persons)	2,735,684		3.2%

Other 5% Shareholders
BlackRock, Inc	9,346,308	(18)	11.0%
40 East 52nd Street
New York, NY 10022
FMR LLC	6,551,040	(19)	7.7%
82 Devonshire Street
Boston, MA 02109

* less than 1%

(1)    As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Deferred shares acquired by our directors through a deferred compensation plan are assumed to be issuable in a lump sum within 60 days if the director were to terminate service within such time.

(2)    Represents 3,895 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(3)    Includes 162,930 shares owned by trusts for the benefit of certain Brock family members, of which Mr. Brock is a trustee, 10,000 shares owned by a private foundation over which Mr. Brock and his wife, Joan P. Brock, exercise shared control, and 161,000 shares issuable upon exercise of stock options or vesting of restricted stock units which are assumed to be issuable if he were to retire within 60 days, but excludes 8,000 shares underlying otherwise unvested stock options or restricted stock units and 429,766 shares owned by Mr. Brock’s wife.

(4)    Includes 4,567 shares issuable upon exercise of stock options, and 11,893 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(5)    Includes 75,000 shares owned by a trust for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power and 6,000 shares issuable upon exercise of stock options.

(6)    Includes 1,520 shares owned by a private foundation over which Mr. Hall has the power to vote and dispose of the shares on behalf of the foundation.

(7)    Includes 25,500 shares issuable upon exercise of stock options, and 8,287 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(8)    Represents 7,813 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(9)    Includes 314,028 shares owned by trusts for the benefit of certain Perry family members, of which Mr. Perry is a trustee and 557 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(10)  Includes 21,334 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 114,168 shares underlying otherwise unvested stock options or restricted stock units.

(11)  Includes 21,252 shares owned by irrevocable trusts for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee, and 68,307 shares issuable upon exercise of stock options.

(12)  Includes 12,000 shares issuable upon exercise of stock options.

(13)  Represents 3,196 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(14)  Includes 47,166 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 39,168 shares underlying otherwise unvested stock options or restricted stock units.

(15)  Includes 6,000 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 33,667 shares underlying otherwise unvested stock options or restricted stock units.

(16)  Includes 13,333 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 76,667 shares underlying unvested stock options or restricted stock units.

(17)  Includes 4,167 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 18,610 shares underlying otherwise unvested stock options or restricted stock units.

(18)  Includes shares held or controlled by BlackRock, Inc. and its subsidiaries, including BlackRock Japan Co. Ltd, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management China Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (Dublin) Ltd, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Ltd, BlackRock International Ltd, BlackRock Investment Management UK Ltd and State Street Research & Management Co. Based on Schedule 13G filed by BlackRock, Inc. for the period ended February 2010.

(19)  Includes shares held or controlled by FMR, LLC.  Based on Schedule 13G filed by FMR for the period ended February 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our stock to file reports of ownership and changes in ownership of our stock with the Securities and Exchange Commission and NASDAQ, and to provide us with copies of these reports.

SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and written representations furnished to us, we believe that all of these reporting persons complied with their filing requirements for 2009, except for Ray Hamilton who had one Form 4 transaction that was inadvertently filed late.

Equity Compensation Plan Information

The following table summarizes information regarding shares issuable as of January 30, 2010, under our equity compensation plans, including the number of shares of common stock subject to options, restricted stock units, deferred shares and other rights granted to employees, consultants and members of our Board of Directors; the weighted-average exercise price of outstanding options; and the number of shares remaining available for future award grants under these plans. Additional information regarding our equity compensation plans can be found in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

Equity compensation plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by security holders (1)	2,227,150	$29.00	5,500,104

(a)   Amounts represent outstanding options, restricted stock units and deferred (“phantom”) shares as of January 30, 2010.

(b)   Not included in the calculation of weighted average exercise price are (i) 963,448 restricted stock units and (ii) 36,863 deferred shares.

(c)   Amounts represent shares remaining available for future awards under all of our equity-based plans, including shares remaining under our Employee Stock Purchase Plan and our 2003 Director Deferred Compensation Plan.

(1)   Equity-based plans approved by our shareholders include: the Amended and Restated Stock Option Plan, the Stock Incentive Plan, the Step Ahead Long-Term Incentive Plan (which expired in 2002), the 2003 Equity Incentive Plan, the 2003 Non-Employee Director Stock Option Plan, the 2003 Director Deferred Compensation Plan, the 2004 Executive Officer Equity Plan, and the 2005 Employee Stock Purchase Plan (which replaced a predecessor plan).

PROPOSAL NO. 2 - APPROVAL OF AMENDMENTS TO OUR ARTICLES OF INCORPORATION TO ELIMINATE OUR CLASSIFIED BOARD OF DIRECTORS

Our Articles of Incorporation currently divide the Board of Directors into three classes. Each class is elected for a three-year term, with the terms staggered so that approximately one-third of directors, plus any newly appointed directors, stands for election each year.  There are currently four Class III directors, whose term expires at the 2010 annual meeting; four Class I directors, whose term expires at the 2011 annual meeting; and four Class II directors, whose term expires at the 2012 annual meeting.

The Board of Directors recommends amendments to our Articles of Incorporation that would declassify the Board and require each director nominee to be elected annually for a one-year term. Under the proposed amendments, the annual election of all directors would be phased in over a three-year period, commencing at the 2011 annual meeting. Declassification would not result in the curtailment of any director’s term of office.  Rather, all current directors, including the directors elected at the 2010 annual meeting to serve for three-year terms expiring at the 2013 annual meeting, would complete their present three-year terms.  Directors whose term expires at the 2011 and 2012 annual meetings of shareholders would be nominated for election for one-year terms. Beginning with the 2013 annual meeting, all director nominees would be nominated for election for one-year terms.

In the past, the company’s various Boards of Directors have believed that a classified board structure served the best interests of the Company and its shareholders. A classified board generally provides for company and board continuity and stability and prevents corporate raiders who are focused on short-term gain from taking rapid control of a company without giving its board the opportunity to negotiate the payment of an appropriate premium. However, in light of the majority shareholder support received at our 2008 and 2009 annual meetings for a non-binding shareholder proposal to eliminate our classified board, the Board reviewed its position on classified boards. While Dollar Tree’s Board still recognizes the potential benefits of classified boards, it is also committed to ensuring maximum Board accountability to our stockholders, and Board declassification would provide shareholders with the opportunity to register their views at each annual meeting on the performance of the entire Board over the prior year.

If approved by the shareholders, this proposal would become effective upon the filing of Articles of Amendment with the State Corporation Commission of the Commonwealth of Virginia. The text of the proposed amendment to Article IV of our Articles of Incorporation is attached as Appendix A.  If this proposal does not receive the required number of votes in favor, the Articles of Incorporation will not be amended and all directors will continue to serve three-year terms.

Based upon the recommendation of the Nominating and Corporate Governance Committee, our Board concluded that amending the Articles of Incorporation to provide for the annual election of all directors in the manner set forth above would be in the best interests of Dollar Tree and our shareholders.

Vote Required

Adoption of an amendment to our Articles of Incorporation requires approval by a majority of the quorum present at the annual meeting. Because we believe this matter to be routine, if you do not instruct your broker how to vote on this proposal, your broker would vote in favor of declassification. Abstentions and broker-non votes, if any, will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT.

PROPOSAL NO. 3 — APPROVAL OF AMENDMENTS TO OUR ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors believes it is in Dollar Tree’s best interest to increase the number of shares of common stock the Company is authorized to issue from 300,000,000 to 400,000,000 shares.  The text of the proposed amendment to Article III(A) of our Articles of Incorporation is as follows:

The aggregate number of shares that the Corporation shall have the authority to issue is Ten Million (10,000,000) shares of Preferred Stock, One Cent ($.01) par value per share, and Four Hundred Million (400,000,000) shares of Common Stock, One Cent  ($.01) par value per share.

On January 30, 2010, the following shares of our common stock were outstanding or reserved for issuance:

Shares issued and outstanding	87,522,970
Shares issuable upon exercise of options	2,227,150
Shares reserved for issuance under employee benefit plans	5,500,104

TOTAL	95,250,224

By increasing the number of shares of common stock which we are authorized to issue, we will have the flexibility to raise equity through the sale of additional shares, if the need should arise, or to issue shares in connection with possible stock dividends, employee compensation plans, acquisitions and other general corporate purposes.  Since our stockholders have no preemptive rights, the Board of Directors would be able to issue the increased number of shares at any time without further authorization from the shareholders of the Company, except to the extent otherwise required by law or the rules and regulations of the NASDAQ Stock Market.  We currently have no plans, agreements, contracts, arrangements or understandings with respect to the issuance of any of the additional shares of common stock that would be available under the amendment.  The terms upon which any such securities may be issued will be determined by the Board of Directors.

The authorization of additional shares will have no immediate effect upon the rights of existing security holders.  However, because no preemptive rights attach to ownership of common stock, the additional common stock, when issued, may affect the proportionate interest of each shareholder and may reduce shareholders’ equity per share.  The Board of Directors could use the additional shares of common stock to discourage an attempt to change control of our Company.  However, the proposed amendment is not in response to any effort of which we are aware to obtain control by accumulating shares of our common stock or otherwise.

Vote Required

Adoption of an amendment to our Articles of Incorporation requires approval by a majority of the quorum present at the annual meeting. Because we believe this matter to be routine, if you do not instruct your broker how to vote on this proposal, your broker would vote in favor of increasing the number of authorized shares of common stock in the manner set forth above. Abstentions and broker-non votes, if any, will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT.

OTHER MATTERS

Our Principal Accountants

KPMG LLP serves as our independent auditor, and audited our consolidated financial statements for the fiscal year ended January 30, 2010. A representative of KPMG will be present at the 2010 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The table below shows the aggregate fees billed by our principal accountants for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended January 30, 2010 and January 31, 2009; the audit of our internal control over financial reporting as of January 30, 2010; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2009 and 2008, as well as fees paid to our principal accountants for audit-related work, tax compliance, tax planning and other services:

	Fiscal 2009	Fiscal 2008
Audit fees	$1,004,450	$962,250
Audit-related fees (a)	17,000	17,000
Tax fees	123,555	0
All other fees	0	0
Total fees	1,145,005	979,250

(a)          Audit-related fees consist of fees for services related to the audit of financial statements of our employee benefit plan.

We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information.

All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the chairman of the committee the right to approve such non-audit related assignments between meetings of the committee, and the chairman then reports on all such approvals at the next meeting of the committee, which considers ratification of such approvals by the committee chairman. In 2009, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.

The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

Copies of Form 10-K Available

We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended January 30, 2010, as filed with the Securities and Exchange Commission, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and upon payment of the cost of reproduction.  Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320.  Our SEC filings, including exhibits, are also available online at our company website, www.DollarTreeinfo.com, under the heading “Investor Relations.”

By order of the Board of Directors,

James A. Gorry, III
Corporate Secretary

Chesapeake, Virginia
May 21, 2010

APPENDIX A

ARTICLES OF INCORPORATION

OF

DOLLAR TREE, INC.

(As proposed)

ARTICLE I

NAME

The name of the Corporation is DOLLAR TREE, INC.

ARTICLE II

PURPOSES AND POWERS

The purpose for which the Corporation is organized is to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.

The Corporation shall have all of the corporate powers of any character which are not prohibited by law or required to be stated in the Articles of Incorporation.

ARTICLE III

CAPITAL STOCK

A.            Authorized Shares.  The aggregate number of shares that the Corporation shall have the authority to issue is  Ten Million (10,000,000) shares of Preferred Stock, One Cent ($.01) par value per share, and ~~Three~~ Four Hundred Million (~~300,000,000~~400,000,000) shares of Common Stock, One Cent ($.01) par value per share.

B.            Preferred and Common Stock.  The designations, preferences, voting powers and relative, participating, optional other special rights of the Preferred Stock and the Common Stock, and the qualifications, limitations and restrictions of such preferences and rights, shall be in accordance with Sections B(1) through B(6) of this Article III.

1.             Issuance of Preferred Stock.  The Preferred Stock may be issued from time to time, in one or more series, each of which series shall be designated by such appropriate designations as may be stated in such amendment or amendments to these Articles of Incorporation providing for the issuance of the stock of such series as may be adopted by the Board of Directors from time to time, a copy of which amendment or amendments shall have been filed with and made effective (without shareholder approval) by the State Corporation Commission of Virginia as required by law.  Subject to the provisions hereof, all shares of any one series shall be alike in every particular and except for the relative rights and preferences as to which there may be variations between different series as set forth in this Article III, all shares of Preferred Stock shall be alike in every particular.  The Board of Directors shall have power and authority, subject to all the provisions of these Articles and of the Virginia Stock Corporation Act, to state and determine, in the amendment or amendments providing for the issue of each series of Preferred Stock, the number of shares of each such series authorized to be issued and the preferences and relative, participating, optional and other rights pertaining to each such series, and the qualifications, limitations or restrictions thereof, including, full power and authority to determine, as to the Preferred Stock of each such series (a) the rate of dividend, the time of payment, whether dividends shall be cumulative and if so, the dates from which dividends shall be cumulative, and the extent of participation rights, if any, (b) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action, and the number of votes, if any, to be exercised for each share, (c) the price at and the terms and conditions on which shares may be redeemed, (d) the amount payable upon shares in event of involuntary liquidation, (e) the amount payable upon shares in event of voluntary liquidation, (f) sinking fund provisions for the redemption or purchase of shares, (g) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (h) any other designations, rights, preferences or limitations that are now or hereafter permitted by law and are not inconsistent with the provisions of this Section B(1).

2.             Dividends.  The holders of the Preferred Stock shall be entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor.  Dividends on the Preferred Stock of each series shall be at such rates or to such extent, payable in such manner, under such conditions and on such dates as shall be stated in the amendment to the Articles of Incorporation providing for the issuance of each such series of Preferred Stock.  The holders of Common Stock shall be entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor, subject to the rights of the series of Preferred Stock outstanding from time to time.

Dividends on Preferred Stock shall be in preference to dividends on Common Stock, unless otherwise determined by the Board in the amendment or amendments providing for an issue of Preferred Stock.

3.             Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, there shall be paid to the holders of shares of Preferred Stock of each series the fixed amount per share payable in the event of liquidation, dissolution or winding up of the Corporation, stated in the amendment of the Articles of Incorporation providing for the issuance of each such series of Preferred Stock, plus the unpaid dividends accrued thereon, if such dividends be cumulative, before any sum shall be paid to, or any assets distributed among, the holders of the Common Stock, but the holders of the Preferred Stock shall be entitled to no further payment or distribution than as provided above.  If amounts payable to holders of shares of Preferred Stock on liquidation, dissolution or winding up are not paid in full, the shares of Preferred Stock shall share in any distribution of assets (other than by way of dividends) on a basis determined by the Board in the amendment or amendments providing for the issue of each series of Preferred Stock, or, in the absence of such determination, the shares of Preferred Stock shall share ratably on a share for share basis in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled, in proportion to the number of shares of Common Stock so held, to payment or distribution of any assets remaining after all required payments to holders of Preferred Stock.  A liquidation, dissolution or winding up of the Corporation, as such terms are used in this  Section B(3), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease or conveyance of all or part of its assets.

4.             Redemption.  The Preferred Stock of each series shall be subject to redemption if so provided, and at the prices, and upon the terms and conditions stated, in the amendment to the Articles of Incorporation providing for the issuance of each such series of Preferred Stock.

5.            Voting.  The holders of each series of the Preferred Stock shall have no voting power except as may be required by law, or as may be provided, and upon the terms and conditions stated, in the amendment to the Articles of Incorporation providing for the issuance of each such series of Preferred Stock.  Except as set forth hereinabove, the entire and exclusive voting rights are vested in the holders of the Common Stock.  Each holder of the Common Stock shall have one vote for each share held by him, and each holder of any series of Preferred Stock when and if entitled to vote shall also have such votes for each share held by him as provided in the amendment to the Articles of Incorporation providing for the issuance of each such series of Preferred Stock.

6.             Pre-emptive Rights.  No holder of any share of capital stock of the Corporation, whether now or hereafter authorized or outstanding, shall have any pre-emptive or preferential right to purchase or subscribe to purchase i) any shares of stock of any class of the Corporation or other security that the Corporation may determine to issue, whether share of stock or other security to be issued is now or hereafter authorized, ii) any warrants, rights or options to purchase any stock or other security , or iii) any obligation convertible into any such stock or other security or into warrants, rights or options to purchase any such stock or other security.

ARTICLE IV

DIRECTORS

The number of directors shall be fixed by the By-Laws.  In the absence of such a provision in the By-Laws, the number of directors shall be nine.  ~~Upon the effective date of these Articles of Incorporation, the Board of Directors shall divide the directors of the corporation~~Until the 2011 annual meeting of stockholders, the directors shall by divided into three classes as nearly equal in number as possible~~.  The term of office of the first class of directors shall expire at the first annual meeting of stockholders after the initial election dividing directors into such classes, that of the second class shall expire at the second annual meeting after such election, and that of the third class at the third annual meeting after such election~~, with directors of each class elected to hold office until the third succeeding annual meeting following the director’s election and until a successor shall have been elected and qualified or until the director’s prior death, resignation or removal.  At each annual meeting of stockholders, successors to the ~~class of~~ directors whose terms shall then expire ~~and any other nominees for election as a director of such class~~ shall be elected to hold office ~~until the third succeeding annual meeting.  If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes by the Board of  Directors as to make all classes as nearly equal in number as possible~~.  Without limiting the term of any director elected at or prior to the 2010 annual meeting of stockholders, directors elected to the Board of Directors after the 2010 annual meeting shall hold office until the first annual meeting of stockholders following the director’s election and until a successor shall have been elected and qualified or until the director’s prior death, resignation or removal.  Vacancies resulting from an increase in the number of directors may be created and filled by action of the Board of Directors between annual meetings of stockholders.  A director may be removed only if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors.

~~The names and mailing addresses of the persons who are to serve initially as directors of each class are:~~

	~~Name~~	~~Mailing Address~~
~~Class I~~
	~~Macon F. Brock, Jr.~~	~~c/o Dollar Tree Stores, Inc.~~
~~500 Volvo Parkway~~
~~Chesapeake, VA 23320~~

	~~Mary Anne Citrino~~	~~c/o Dollar Tree Stores, Inc.~~
~~500 Volvo Parkway~~
~~Chesapeake, VA 23320~~

	~~Richard G. Lesser~~	~~c/o Dollar Tree Stores, Inc.~~
~~500 Volvo Parkway~~
~~Chesapeake, VA 23320~~

	~~Thomas E. Whiddon~~	~~c/o Dollar Tree Stores, Inc.~~
~~500 Volvo Parkway~~
~~Chesapeake, VA 23320~~

~~Class II~~
	~~J. Douglas Perry~~	~~c/o Dollar Tree Stores, Inc.~~
~~500 Volvo Parkway~~
~~Chesapeake, VA 23320~~

	~~Thomas A. Saunders, III~~	~~c/o Dollar Tree Stores, Inc.~~
~~500 Volvo Parkway~~
~~Chesapeake, VA 23320~~

	~~Eileen R. Scott~~	~~c/o Dollar Tree Stores, Inc.~~
~~500 Volvo Parkway~~
~~Chesapeake, VA 23320~~

~~Class III~~
	~~H. Ray Compton~~	~~c/o Dollar Tree Stores, Inc.~~
~~500 Volvo Parkway~~
~~Chesapeake, VA 23320~~

	~~Bob Sasser~~	~~c/o Dollar Tree Stores, Inc.~~
~~500 Volvo Parkway~~
~~Chesapeake, VA 23320~~

	~~Alan L. Wurtzel~~	~~c/o Dollar Tree Stores, Inc.~~
~~500 Volvo Parkway~~
~~Chesapeake, VA 23320~~

ARTICLE V

INDEMNIFICATION

A.            Definitions.  For purposes of this Article, the following definitions shall apply:

“Act” means the Virginia Stock Corporation Act, as it exists on the date hereof or is hereafter amended, or any successor or comparable provision of law if such Act is repealed.

“eligible person” means a person who is or was a director or officer of the Corporation, or while serving as such director or officer, is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  A person shall be considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.

“expenses” includes, without limitation, counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification.

“liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employment benefit plan), or reasonable expenses incurred with respect to a proceeding.

“party” includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal.

B.            Indemnification of Officers and Directors.

1.             To the full extent that the Act permits the limitation or elimination of the liability of directors and officers, no director or officer of the Corporation made a party to any proceeding shall be liable to the Corporation or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article V.

2.             To the full extent permitted by the Act, the Corporation shall indemnify any eligible person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation or brought by or on behalf of the stockholders of the Corporation, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law.  To the same extent, the Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer against liability and/or to advance or reimburse his expenses in respect to any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

3.             The provisions of this Article V shall be applicable to all proceedings commenced after it becomes effective, arising from any act or omission, whether occurring before or after such effective date.  No amendment or repeal of this Article V shall impair or otherwise diminish the rights provided under this Article V (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal.  The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article V and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

4.             The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the director or officer did not meet any standard of conduct that is a prerequisite to the limitation or elimination of liability provided in Section B(1) of this Article V or to his entitlement to indemnification under Section B(2) of this Article V.

5.             No indemnification under Section B(2) of this Article V (unless ordered by a court of law) shall be made by the Corporation without a determination in the specific case that indemnification is proper in the circumstances because the proposed indemnitee has met the standard of conduct that is a prerequisite to his entitlement to indemnification under Section B(2) of this Article V.

The determination shall be made:

(a)           By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(b)           If a quorum cannot be obtained under subsection (a) of this Section B(5), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(c)           By special legal counsel:

i)                                         selected by the Board of Directors in the manner prescribed in subsection (a) of this Section B(5) or its committee in the manner prescribed in subsection (b) of this Section B(5); or

ii)                                      if a quorum of the Board of Directors cannot be obtained under subsection (a) of this Section B(5) and a committee cannot be designated under subsection (b) of this Section B(5), selected by a majority vote of the full Board of Directors including directors who are parties; or

(d)           By the stockholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such authorizations and evaluations shall be made by those entitled under subsection (c) of this Section B(5) to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee.  If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

6.             (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer (and may do so for a person referred to in Section B(7) of this Article V) who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section B(2) of this Article V if the director, officer or person furnishes to the Corporation:

i)              a written statement, executed personally, of his good faith belief that he has met the standard of conduct that is a prerequisite to his entitlement to indemnification under Section B(2) of this Article V; and

ii)             a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

(b) The undertaking required by paragraph (ii) of subsection (a) of this Section B(6) shall be an unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

(c)           Authorizations of payments under this Section B(6) shall be made by the persons specified in Section B(5) of this Article V.

7.             The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section B(2) of this Article V who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same or a lesser extent as if such person were specified as one to whom indemnification is granted in Section B(2) of this Article V.  The provisions of Sections B(3) through B(6) of this Article V shall be applicable to any indemnification provided pursuant to this Section B(7).

8.             The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article V and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article V.

9.             Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.  The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article V on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article V.  Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, or provisions for indemnification agreements, By-Laws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, By-Laws or arrangements); provided, however, that any provision of such agreements, By-Laws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article V or applicable laws of the Commonwealth of Virginia, but other provisions of any such agreements, By-Laws or other arrangements shall not be affected by any such determination.

10.           Each provision of this Article V shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VI

AMENDMENTS

Adoption of any amendment to the Articles of Incorporation requires, of each voting group entitled to vote thereon, approval of the amendment by a majority of a quorum of the voting group.  Nothing in this Article VI shall be construed to require shareholder approval of an amendment or amendments to these Articles of Incorporation providing for the issuance of any series of Preferred Stock in accordance with Article III(B) of these Articles of Incorporation.

ARTICLE VII

MISCELLANEOUS

A.            The Corporation elects not to be governed by Article 14 of the Act, entitled “Affiliated Transactions.”

B.            The Corporation elects not to be governed by Article 14.1 of the Act, entitled “Control Share Acquisitions,” and such Article shall not apply to acquisitions of shares of the Corporation.

C.            Where approval of any voting group of the corporation’s shareholders is required under the Act for the following actions, approval shall require the affirmative vote of a majority of the shares entitled to be cast thereon by that voting group: (1) the approval by the shareholders of a plan of merger or share exchange; (2) the approval by the shareholders of a sale, lease, exchange or other disposition of the corporation’s assets, other than a disposition described in § 13.1-723 of the Act or any successor statute, if the disposition would leave the corporation without a “significant continuing business activity,” as described by the Act; (3)  the approval by the shareholders of a plan of domestication; (4)  the approval by the shareholders of a plan of entity conversion; or (5)  the approval by the shareholders of a proposal for dissolution of the corporation.

ARTICLE VIII

REGISTERED AGENT

The post office and physical address of the initial registered agent shall be 999 Waterside Drive, Suite 1700, in the City of Norfolk, Virginia 23510, and the initial registered agent shall be William A. Old, Jr., who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Dollar Tree, Inc. 0172KB 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. For Against Abstain 2. Management Proposal to Eliminate Classified Board of Directors. For Against Abstain 3. Management Proposal to Increase Authorized Shares of Common Stock. Change of Address — Please print new address below. 01 - H. Ray Compton 04 - Bob Sasser 02 - Conrad M. Hall 03 - Lemuel E. Lewis 1. Election of Directors Class III Nominees: For Withhold For Withhold For Withhold MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 1234 5678 9012 345 MMMMMMM 0 2 5 7 1 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern Time on June 17, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com/DLTR • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

500 Volvo Parkway Chesapeake, Virginia 23320 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS For Annual Meeting, June 17, 2010 The undersigned hereby appoints Macon F. Brock, Jr. and James A. Gorry, III, jointly and severally, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of DOLLAR TREE, INC. to be held at The Westin Virginia Beach Town Center, 4535 Commerce Street, Virginia Beach, Virginia 23462, on Thursday, June 17, 2010 at 10:00 a.m. local time, and at any adjournment thereof, on any matters coming before the Meeting. This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If no direction is made, this proxy will be voted FOR the election of the directors, FOR the management proposal to declassify the Board of Directors and FOR the management proposal to increase the number of authorized shares of common stock as described in the proxy statement, if properly presented at the Meeting. Please specify your choice by marking the appropriate box for each matter on the reverse side. Any boxes not marked will be voted in accordance with the recommendations of the Board of Directors. The Proxies cannot vote your shares unless you sign and return this card. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Proxy — Dollar Tree, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.